Exhibit 10.1
$25,000,000 CREDIT FACILITY
CREDIT AGREEMENT
Dated as of January 7, 2009
by and among
AKORN, INC. and AKORN (NEW JERSEY), INC.,
as Borrowers,
THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES
GENERAL ELECTRIC CAPITAL CORPORATION
for itself, as a Lender, as L/C Issuer, Swingline Lender and as the Agent for all
Lenders,
THE OTHER FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY
HERETO
as Lenders,
and
GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger and Bookrunner

TABLE OF CONTENTS

ARTICLE I. THE CREDITS	1

1.1 Amounts and Terms of Commitments	1
1.2 Notes	8
1.3 Interest	8
1.4 Loan Accounts	10
1.5 Procedure for Revolving Credit Borrowing	11
1.6 Conversion and Continuation Elections	12
1.7 Optional Prepayments and Revolving Loan Commitment Reductions	12
1.8 Mandatory Prepayments of Loans	13
1.9 Fees	14
1.10 Payments by the Borrowers	16
1.11 Payments by the Lenders to the Agent; Settlement	17
1.12 Eligible Accounts	19
1.13 Eligible Inventory	19
1.14 Eligible Equipment	20
1.15 Eligible Real Estate	20
1.16 Incremental Commitments	20
1.17 Borrower Representative	21

ARTICLE II. CONDITIONS PRECEDENT	22

2.1 Conditions of Initial Loans	22
2.2 Conditions to All Borrowings	23

ARTICLE III. REPRESENTATIONS AND WARRANTIES	24

3.1 Corporate Existence and Power	24
3.2 Corporate Authorization; No Contravention	24
3.3 Governmental Authorization	25
3.4 Binding Effect	25
3.5 Litigation	25
3.6 No Default	26
3.7 ERISA Compliance	26
3.8 Use of Proceeds; Margin Regulations	27
3.9 Title to Properties	27
3.10 Taxes	27
3.11 Financial Condition	27
3.12 Environmental Matters	28
3.13 Regulated Entities	29
3.14 Solvency	29
3.15 Labor Relations	29
3.16 Intellectual Property	29
3.17 Subsidiaries	30

i

3.18 Brokers’ Fees; Transaction Fees	30
3.19 Insurance	30
3.20 Full Disclosure	30
3.21 Foreign Assets Control Regulations and Anti-Money Laundering	30
3.22 FDA Regulatory Compliance	31
3.23 Healthcare Regulatory Compliance	32
3.24 Reimbursement Coding	33
3.25 HIPAA	33
3.26 Subordinated Indebtedness	34

ARTICLE IV. AFFIRMATIVE COVENANTS	34

4.1 Financial Statements	34
4.2 Certificates; Other Information	35
4.3 Notices	38
4.4 Preservation of Corporate Existence, Etc	40
4.5 Maintenance of Property	41
4.6 Insurance	41
4.7 Payment of Obligations	42
4.8 Compliance with Laws	42
4.9 Inspection of Property and Books and Records	43
4.10 Use of Proceeds	44
4.11 Cash Management Systems	44
4.12 Landlord Agreements	44
4.13 Further Assurances	44
4.14 Subordinated Note	45
4.15 Licensor Consents	46
4.16 Post-Closing Covenants	46

ARTICLE V. NEGATIVE COVENANTS	46

5.1 Limitation on Liens	46
5.2 Disposition of Assets	48
5.3 Consolidations and Mergers	49
5.4 Loans and Investments	49
5.5 Limitation on Indebtedness	50
5.6 Transactions with Affiliates	50
5.7 Reserved	50
5.8 Use of Proceeds	50
5.9 Contingent Obligations	51
5.10 Compliance with ERISA	51
5.11 Restricted Payments	51
5.12 Change in Business	52
5.13 Change in Structure	52
5.14 Accounting Changes	52
5.15 Amendments to Material Agreements and Subordinated Indebtedness	52

5.16 No Negative Pledges	53
5.17 OFAC	53
5.18 Press Release and Related Matters	53
5.19 Sale-Leasebacks	54
5.20 Hazardous Materials	54

ARTICLE VI. FINANCIAL COVENANTS	54

6.1 Fixed Charge Coverage Ratio	54
6.2 Minimum EBITDA	54
6.3 Minimum Liquidity	55
6.4 Capital Expenditures	55

ARTICLE VII. EVENTS OF DEFAULT	55

7.1 Event of Default	55
7.2 Remedies	58
7.3 Rights Not Exclusive	59
7.4 Cash Collateral for Letters of Credit	59

ARTICLE VIII. THE AGENT	59

8.1 Appointment and Duties	59
8.2 Binding Effect	61
8.3 Use of Discretion	61
8.4 Delegation of Rights and Duties	61
8.5 Reliance and Liability	61
8.6 Agent Individually	63
8.7 Lender Credit Decision	63
8.8 Expenses; Indemnities	63
8.9 Resignation of Agent or L/C Issuer	64
8.10 Release of Collateral or Guarantors	65
8.11 Additional Secured Parties	65

ARTICLE IX. MISCELLANEOUS	66

9.1 Amendments and Waivers	66
9.2 Notices	67
9.3 Electronic Transmissions	68
9.4 No Waiver; Cumulative Remedies	69
9.5 Costs and Expenses	69
9.6 Indemnity	70
9.7 Marshaling; Payments Set Aside	71
9.8 Successors and Assigns	71
9.9 Assignments and Participations; Binding Effect	71
9.10 Confidentiality	74
9.11 Set-off; Sharing of Payments	75
9.12 Counterparts	76

9.13 Severability; Facsimile Signature	76
9.14 Captions	76
9.15 Independence of Provisions	76
9.16 Interpretation	76
9.17 No Third Parties Benefited	77
9.18 Governing Law and Jurisdiction	77
9.19 Waiver of Jury Trial	77
9.20 Entire Agreement; Release; Survival	78
9.21 Patriot Act	79
9.22 Replacement of Lender	79
9.23 Joint and Several	79
9.24 Creditor-Debtor Relationship	79
9.25 Location of Closing	80

ARTICLE X. TAXES, YIELD PROTECTION AND ILLEGALITY	80

10.1 Taxes	80
10.2 Illegality	82
10.3 Increased Costs and Reduction of Return	83
10.4 Funding Losses	84
10.5 Inability to Determine Rates	85
10.6 Reserves on LIBOR Rate Loans	85
10.7 Certificates of Lenders	85

ARTICLE XI. DEFINITIONS	85

11.1 Defined Terms	86
11.2 Other Interpretive Provisions	107
11.3 Accounting Terms and Principles	108
11.4 Payments	108

ARTICLE XII. CROSS-GUARANTY	109

12.1 Cross-Guaranty	109
12.2 Waivers by Borrowers	110
12.3 Benefit of Guaranty	110
12.4 Subordination of Subrogation, Etc	110
12.5 Election of Remedies	110
12.6 Limitation	111
12.7 Contribution with Respect to Guaranty Obligations	111
12.8 Liability Cumulative	112

SCHEDULES

Schedule 1.1(b)	Revolving Loan Commitments
Schedule 3.2	Capitalization
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.18	Brokers’ and Transaction Fees
Schedule 3.22	Recalls
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.9	Contingent Obligations
Schedule 11.1	Prior Indebtedness
EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.1(d)	Form of Swing Loan Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Compliance Certificate
Exhibit 4.11	Cash Management System
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Borrowing Base Certificate
Exhibit 11.1(c)	Notice of Borrowing
Exhibit 11.1(d)	Revolving Note
Exhibit 11.1(e)	Form of Swingline Note
Exhibit 11.1(f)	Eligible Accounts
Exhibit 11.1(g)	Eligible Inventory

v

CREDIT AGREEMENT
     This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of January 7, 2009, by and among Akorn, Inc., a Louisiana corporation (“Akorn”), Akorn (New Jersey), Inc., an Illinois corporation (“Akorn NJ”; together with Akorn, each a “Borrower” and together the “Borrowers”), the other Persons party hereto that are now or hereafter designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swingline Lender) and L/C Issuer, and such Lenders.
WITNESSETH:
     WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement to (a) refinance Prior Indebtedness, (b) provide for working capital and other general corporate purposes of the Borrowers and (c) fund certain fees and expenses associated with the funding of the Loans;
     WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their personal and real property;
     WHEREAS, subject to the terms hereof, each of the Borrowers’ Subsidiaries is willing to guarantee all of the Obligations of Borrowers and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its personal and real property;
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I.
THE CREDITS
     1.1 Amounts and Terms of Commitments.
          (a) Reserved.
          (b) The Revolving Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrowers (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b) under the heading “Revolving Loan

Commitment” (such amount as the same may be reduced or increased from time to time pursuant to Section 1.16 or as a result of one or more assignments pursuant to Section 9.9, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of the outstanding Revolving Credit Exposure shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the lesser of:
               (i) the (y) Borrowing Base in effect from time to time minus (z) such Reserves as may be imposed by Agent in its reasonable credit judgment but not reflected in such Borrowing Base Certificate, or
               (ii) the Aggregate Revolving Loan Commitment then in effect;
less, in either case, $5,500,000 at all times on or prior to March 31, 2010; provided, however, that until Agent has received Control Agreements with respect to all deposit, securities, commodity and similar accounts maintained by the Borrowers (other than any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts), the Maximum Revolving Loan Balance shall not exceed $5,000,000.
If at any time the then outstanding principal balance of Revolving Credit Exposure exceeds the Maximum Revolving Loan Balance, then the Borrowers shall immediately prepay outstanding Swing Loans, and then outstanding Revolving Loans, in an amount sufficient to eliminate such excess.
               (iii) If the Borrowers request that Revolving Lenders make, or permit to remain outstanding Revolving Loans in excess of the Borrowing Base (any such excess Revolving Loan is herein referred to as an “Overadvance”), Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (A) aggregate Revolving Loans in excess of the Aggregate Revolving Loan Commitment less the sum of outstanding Swing Loans plus the aggregate amount of Letter of Credit Obligations or (B) an Overadvance in an aggregate amount in excess of 10% of the Aggregate Revolving Loan Commitment. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their respective Commitment Percentages of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement. If an Overadvance remains outstanding for more than ninety (90) days during any one hundred eighty (180) day period, Revolving Loans must be repaid immediately in an amount sufficient to eliminate all of such Overadvance. Furthermore, Required Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent. All Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving

Loans; provided, however that if not repaid within five (5) Business Days such Overadvances shall, commencing on the following day, bear interest at the default rate under Section 1.3(c).
          (c) Letters of Credit. (i) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower Representative, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrowers (or, as long as the Borrowers remain responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Subsidiary of a Borrower), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Termination Date and 7 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit if, after giving effect to such Issuance:
     (A) (i) the aggregate outstanding principal balance of Revolving Credit Exposure would exceed the Maximum Revolving Loan Balance or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $5,000,000 (the “L/C Sublimit”);
     (B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than 7 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) such L/C Issuer has the option to prevent such renewal before the expiration of such term or any such period and (y) such L/C Issuer shall not permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or
     (C) (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrowers or the Borrower Representative on their behalf (and, if such Letter of Credit is issued for the account of any Subsidiary of a Borrower, such Person), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
     (ii) Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and the Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice may be made in a writing substantially in the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.
     (iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Agent (which, after receipt, the Agent shall provide to each Revolving Lender), in form and substance satisfactory to the Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (B) upon the request of the Agent (or any Revolving Lender through the Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Agent; and (C) upon the request of Agent or any Revolving Lender, but in no case more frequently than once in any calendar month, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
     (iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

     (v) Reimbursement Obligations of the Borrowers. The Borrowers agree to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrowers or the Borrower Representative receive notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Agent of such failure (and, upon receipt of such notice, the Agent shall forward a copy to each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.
     (vi) Reimbursement Obligations of the Revolving Credit Lenders. Upon receipt of the notice described in clause (v) above from the Agent, each Revolving Lender shall pay to the Agent for the account of such L/C Issuer its Commitment Percentage of such L/C Reimbursement Obligation. By making such payment (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related Letter of Credit Obligations. Such participation shall not otherwise be required to be funded. Upon receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all payments received by such L/C Issuer after such payment by such Lender with respect to such portion.
     (vii) Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of

Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection 1.1(c)(vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder; provided, however, that the foregoing shall not be construed to excuse Agent or any L/C Issuer from liability to Borrower to the extent of damages suffered by Borrower that are caused solely by Agent or such L/C Issuer’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in connection with its review of documents presented in connection with draws under any Letter of Credit.
          (d) Swing Loans. (i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make Loans (each a “Swing Loan”) available to the Borrowers under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date until the Revolving Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of the Revolving Credit Exposure would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from the Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (x) the funding date of any Borrowing of Revolving Loans and (y) the Revolving Termination Date. Within the

limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).
     (ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower Representative shall give to the Agent a notice to be received not later than 1:00 p.m. (New York time) on the day of the proposed Borrowing, which may be made in a writing substantially in the form of Exhibit 1.1(d) duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such Borrowing, with such a Swingline Request. In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans (other than a Borrowing to refinance outstanding Swing Loans), the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan available to the Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. The Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrowers by making the proceeds thereof available to the Agent and, in turn, the Agent shall make such proceeds available to the Borrowers on the date set forth in the relevant Swingline Request or Notice of Borrowing.
     (iii) Refinancing Swing Loans. The Swingline Lender or, subject to subsection 1.5(a), Borrower Representative, may at any time forward a demand to the Agent (which the Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to the Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of all or a portion of the outstanding Swing Loans. Each Revolving Lender shall pay such Commitment Percentage to the Agent for the account of the Swingline Lender if the notice or demand therefor was received by such Lender prior to 12:00 p.m. (New York time) on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed to be received on the next Business Day. Upon receipt by the Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt of such payment by the Swingline Lender from the Agent, the Borrowers shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing

Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan in which a Revolving Lender has purchased a participation, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.
     (iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, the Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.
     1.2 Notes.
          (a) The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to the order of such Lender in an amount equal to such Lender’s Revolving Loan Commitment.
          (b) Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.
     1.3 Interest.
          (a) Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans. Each determination of an interest rate by the Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full.
          (c) At the election of the Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(f) or 7.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be) and, in the case of Obligations under the Loan Documents not subject to an Applicable Margin (other than the fees described in subsection 1.9(c)), at a rate per annum equal to the rate per annum applicable to Revolving Loans which are Base Rate Loans (including the Applicable Margin with respect thereto) plus two percent (2.0%). All such interest shall be payable on demand of the Agent or the Required Lenders.
          (d) Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
          (e) If the Agent or the Required Lenders shall have determined in good faith that for any reason LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to any proposed or existing LIBOR Rate Loan, or Base Rate with respect to any proposed or existing Base Rate Loan, does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, the Agent or the Required Lenders will forthwith give notice of such determination to the Borrowers and each Lender. Thereafter, LIBOR or Base Rate, as applicable shall be adjusted to such higher rate as the Agent or Required Lenders, as applicable, may from time to time designate to Borrowers (and in the case of Required Lenders, to Agent and Borrowers) as the rate necessary to adequately and fairly reflect the cost to Lenders of funding or maintaining such Loan until such time as the Agent or the Required Lenders notifies the Borrowers and each Lender that LIBOR or Base Rate, as the case may be, adequately and fairly reflects the cost to the Lenders of funding or maintaining such Loan. Upon receipt of such notice that LIBOR or Base Rate does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, the Borrowers may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by the Borrower Representative on behalf of the Borrowers. If the Borrowers do not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by the Borrower Representative on behalf of the Borrowers, but at the LIBOR or Base Rate so determined and set by the Agent or Required Lenders, as the case may be.
     1.4 Loan Accounts.
          (a) The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.
          (b) The Agent, acting as agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as the Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitment of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by the Agent from a Borrower and its application to the Obligations.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, and the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
          (d) The Credit Parties, the Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, the Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.
     1.5 Procedure for Revolving Credit Borrowing.
          (a) Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative’s irrevocable (subject to Sections 1.3(e) and 10.5 hereof) written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 1:00 p.m. (New York time) (i) on the requested Borrowing date in the case of each Base Rate Loan equal to or less than $5,000,000 and in the case of the initial Loans to be made on the Closing Date, (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan in excess of $5,000,000 and (iii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:
               (i) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 and multiples of $50,000 in excess thereof);
               (ii) the requested Borrowing date, which shall be a Business Day;
               (iii) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and
               (iv) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.
          (b) Upon receipt of a Notice of Borrowing, the Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

          (c) Unless the Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrowers by the Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto.
     1.6 Conversion and Continuation Elections.
          (a) Borrowers shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by Borrower Representative by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. Borrower Representative must make such election by notice to Agent in writing, by fax or overnight courier (or by telephone, to be confirmed in writing on such day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.6. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.
          (b) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender thereof. In addition, the Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against the Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.
          (c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.
     1.7 Optional Prepayments and Revolving Loan Commitment Reductions.

          (a) The Borrowers may at any time upon at least two (2) Business Days’ prior written notice by Borrower Representative to the Agent, prepay the Loans in whole or in part in an amount greater than or equal to $100,000 (other than Swing Loans for which prior written notice is not required and for which no minimum shall apply), in each instance, without penalty or premium except as provided in Section 10.4.
          (b) The notice of any prepayment shall not thereafter be revocable by the Borrowers or Borrower Representative and the Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrowers shall pay any amounts required pursuant to Section 10.4.
          (c) The Borrowers may at any time upon at least five (5) Business Days’ prior written notice by Borrower Representative to the Agent, permanently reduce or terminate the Revolving Loan Commitments; provided that (1) the Revolving Loan Commitments shall not be reduced to an amount less than the Revolving Credit Exposure then outstanding, unless (A) the Revolving Loan Commitments are being terminated, (B) all Loans and other Obligations are immediately paid in full and (C) all L/C Reimbursement Obligations are cash collateralized in accordance with Section 7.4 (as if an Event of Default had occurred) and (2) Borrower complies with Section 1.9(d). Any such reduction or termination of the Revolving Loan Commitments must be accompanied by the payment of the Fee required by Section 1.9(d), if any. Upon any such reduction or termination of the Revolving Loan Commitments, Borrower’s right to request Loans, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Revolving Loan Commitments below $5,000,000 shall require a corresponding dollar for dollar reduction in the L/C Sublimit and the Swingline Commitment.
     1.8 Mandatory Prepayments of Loans.
          (a) Reserved.
          (b) Revolving Loan. The Borrowers shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.
          (c) Asset Dispositions. If a Borrower or any Subsidiaries of a Borrower shall at any time or from time to time:
               (i) make or agree to make a Disposition; or
               (ii) suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Borrowers and their Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the fiscal year exceeds $100,000, then (A) the Borrower Representative shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Borrower and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Borrower and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrowers shall deliver, or cause to be delivered, such Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(e) hereof.
          (d) Issuance of Securities. Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including any capital contribution other than a capital contribution to a Wholly-Owned Subsidiary which is, or within 15 Business Days after such capital contribution becomes, a Credit Party) or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder, and (ii) Excluded Equity Issuances), the Borrowers shall deliver, or cause to be delivered, to the Agent for application to the Loans in accordance with subsection 1.8(e) an amount equal to (y) one hundred percent (100%) of such Net Issuance Proceeds with respect to the issuance of any debt securities and (z) fifty percent (50%) of such Net Issuance Proceeds with respect to the issuance of any Stock or Stock Equivalents (including any capital contribution).
          (e) Application of Prepayments. Subject to subsection 1.10(c), any prepayments pursuant to Section 1.7 and any prepayments pursuant to subsection 1.8(c) (other than prepayments of Swing Loans as set forth therein) or 1.8(d) shall be applied first to prepay outstanding Swing Loans and second to prepay outstanding Revolving Loans, effective as of the date that such prepayment is made, without permanent reduction of the Revolving Loan Commitments. Amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrowers shall pay any amounts required pursuant to Section 10.4 hereof.
     1.9 Fees.
          (a) Agent’s Fees. The Borrowers shall pay to the Agent, for the Agent’s own account, fees in the amounts and at the times set forth in that certain letter agreement among the Borrowers and the Agent dated of even date herewith (as amended from time to time, the “Fee Letter”).
          (b) Unused Commitment Fee. The Borrowers shall pay to the Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Unused Commitment Fee”) per annum in an amount equal to
               (i) the Aggregate Revolving Loan Commitment, less

               (ii) the sum of (x) the average daily balance of all Revolving Loans outstanding plus (y) the average daily amount of Letter of Credit Obligations, in each case, during the preceding month, multiplied by one-half of one percent (0.50%). Such fee shall be payable monthly in arrears on the first day of the month following the date hereof and the first day of each month thereafter. The Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after mutual execution and delivery of this Agreement until the Revolving Termination Date.
          (c) Letter of Credit Fee. The Borrowers agree to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) per annum in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%). Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month and on the Revolving Termination Date. In addition, the Borrowers shall pay to any L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
          (d) Revolver Reduction Fee. If the Borrowers reduce or terminate the Revolving Loan Commitments, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, the Borrowers agree to pay to the Agent for the ratable benefit of the Revolving Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the sum of the amount of the reduction of the Revolving Loan Commitments. As used herein, the term “Applicable Percentage” shall mean (x) one percent (1.00%), in the case of any reduction or termination of the Revolving Loan Commitments on or prior to July 7, 2009, (y) one-half of one percent (0.50%), in the case of any reduction or termination of the Revolving Loan Commitments made after July 7, 2009 but on or prior to January 7, 2010, and (z) zero percent (0%), in the case of any reduction or termination of the Revolving Loan Commitments after January 7, 2010. The Borrowers agree that the Applicable Percentages are a reasonable calculation of the lost profits of the Lenders in view of the difficulties and impracticality of determining actual damages from an early termination of the Revolving Loan Commitments.
     1.10 Payments by the Borrowers.
          (a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Agent (or such other address as the Agent may from time to time specify in accordance with Section 9.2), and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York time) on the date due. For purposes of computing interest and Fees and determining Availability as of any date, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Any payment which is received by the Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes the Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), agent fees, Unused Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days prior notice to the Borrower Representative, other fees, costs or expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.
          (b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
          (c) During the continuance of an Event of Default, the Agent may, and shall upon the direction of Required Lenders apply any and all payments in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all amounts collected or received by the Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) and all proceeds received by the Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:
     first, to payment of costs and expenses, including Attorney Costs, of the Agent payable or reimbursable by the Credit Parties under the Loan Documents;

     second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;
     third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Agent, Lenders, and L/C Issuers;
     fourth, to payment of principal of the Obligations including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Secured Rate Contract and cash collateralization of L/C Reimbursement Obligations to the extent not then due and payable;
     fifth, to payment of any other amounts owing constituting Obligations; and
     sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.
     1.11 Payments by the Lenders to the Agent; Settlement.
          (a) Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrowers. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrowers, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than 1:00 p.m. (New York time) on the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account on such scheduled Borrowing date. If any Lender fails to pay its Commitment Percentage within one (1) Business Day after Agent’s demand, Agent shall promptly notify the Borrower Representative, and the Borrowers shall immediately repay such amount to Agent. Any repayment required pursuant to this subsection 1.11(a) shall be without premium or penalty. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent, Swingline Lender or Borrowers may have against any Lender as a result of any default by such Lender hereunder.
          (b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Commitment Percentage of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments or failed to fund the purchase of all such participations required to be funded by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Commitment Percentage of all payments received from the Borrowers.
          (c) Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower Representative and the Borrowers shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to the Borrowers on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Revolving Lender.
          (d) Return of Payments.
               (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
               (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
          (e) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Loan or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document, and Non-Funding Lender shall not be entitled to receive any Unused Commitment Fee. Notwithstanding anything set forth herein to the contrary, if any Lender is a Non-Funding Lender, neither the Swingline Lender nor any L/C Issuer shall be required to make any Swing Loans or issue any Letters of Credit until the Swingline Lender or such L/C Issuer have entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk or the L/C Issuer’s risk, as the case may be, with respect to the interest and participation of the Non-Funding Lender in the Swing Loans or Letter of Credit Obligations, including by cash collateralizing such Non-Funding Lender’s interest and participation in the Swing Loans or Letter of Credit Obligations, as the case may be.
     1.12 Eligible Accounts. All of the Accounts owned by Borrowers and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by the Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment, subject to the approval of Required Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available.
     1.13 Eligible Inventory
     All of the Inventory owned by the Borrowers and properly reflected as “Eligible Inventory” in the most recent Borrowing Base Certificate delivered by the Borrower Representative to Agent shall be “Eligible Inventory”, as applicable for purposes of this Agreement. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Inventory in its reasonable credit judgment, subject to the approval of

Required Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available.
     1.14 Eligible Equipment
     All of the Equipment owned by the Borrowers and properly reflected as “Eligible Equipment” in the most recent Borrowing Base Certificate delivered by the Borrower Representative to Agent shall be “Eligible Equipment”, as applicable for purposes of this Agreement. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Equipment from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Equipment in its reasonable credit judgment, subject to the approval of Required Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available.
     1.15 Eligible Real Estate
     Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Real Estate from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Real Estate in its reasonable credit judgment, subject to the approval of Required Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available.
     1.16 Incremental Commitments.
          (a) At any time prior to January 7, 2011 Borrowers may from time to time, upon written notice to the Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Commitments by an aggregate amount not to exceed Ten Million Dollars ($10,000,000) (the “Incremental Revolver”), such that the Aggregate Revolving Loan Commitments after giving effect to such increase are no greater than Thirty-Five Million Dollars ($35,000,000). Each Lender shall have the right for a period of fifteen (15) days following receipt of such notice, to elect by written notice to the Borrower Representative and the Agent, to commit to establish all or a portion of such Incremental Revolver. Final allocations of the Incremental Revolver shall be determined by the Agent after consultation with Borrowers. No Lender (or any successor thereto) shall have any obligation to establish all or any portion of such Incremental Revolver or to increase any other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to establish all or any portion of such Incremental Revolver shall be made in its sole discretion independently from any other Lender.
          (b) If the Lenders do not commit to establish the entire Incremental Revolver pursuant to subsection (a) of this Section 1.16, the Borrowers may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders), provided, however that if such Person is not an existing Lender, such Person must be reasonably acceptable to the Agent and join this Agreement as a Lender (an “Additional Lender”).
          (c) In the event that the Borrowers desire to increase the Commitments by the Incremental Revolver, the Borrowers will enter into an amendment with the Agent, those Lenders providing the Incremental Revolver and Additional Lenders, if any (which shall upon execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Incremental Revolver, which amendment shall set forth any terms and conditions of the Incremental Revolver not covered by this Agreement as agreed by the Borrowers, Agent and such Lenders, and shall provide for the issuance of promissory notes to evidence the Incremental Revolver if requested by such Lenders (which notes shall constitute Notes for purposes of this Agreement), such amendment to be in form and substance reasonably acceptable to Agent and consistent with the terms of this Section 1.16(c) and of the other provisions of this Agreement. No consent of any Lender not committing to the Incremental Revolver is required to permit the Incremental Revolver contemplated by and otherwise complying with this Section 1.16(c) or the aforesaid amendment to effectuate the Incremental Revolver. This clause (c) shall supersede any provisions contained in this Agreement, including, without limitation, Section 9.1.
          (d) The increase of the Commitments by the Incremental Revolver will be subject to the satisfaction of the following conditions precedent: (i) after giving pro forma effect to such increase, no Default or Event of Default shall have occurred and be continuing and Borrowers will be in pro forma compliance with the covenants set forth in Article VI, (ii) execution of the amendment hereto referenced in clause (c) above by Agent, the Lenders and Additional Lenders providing the Incremental Revolver and the Credit Parties, (iii) delivery to Agent of a certificate of the Secretary or an Assistant Secretary of each Credit Party, in form and substance reasonably satisfactory to Agent, certifying the resolutions of such Person’s board of directors (or equivalent governing body) approving and authorizing the Incremental Revolver (if not previously delivered to Agent), and certifying that none of the organizational documents of such Credit Party delivered to the Agent prior thereto have been modified or altered in any way (or if modifications have occurred, certifying new copies of such organizational documents), (iv) delivery to Agent of an opinion of counsel to the Credit Parties in form and substance and from counsel reasonably satisfactory to the Agent, addressed to Agent and Lenders extending the Incremental Revolver and covering such matters as the Agent may reasonably request, (v) receipt by Agent of such new Notes and reaffirmations of guaranties and Liens, as Agent may reasonably request, together with amendments to any Mortgages reflecting that the Incremental Revolver is secured pari passu with the Revolving Loan, and such endorsements to title policies or additional title searches as the Agent may reasonably request and (vi) the Incremental Revolver shall be provided on the same terms and conditions as the existing Revolving Loan Commitments (including without limitation as to fees, absence of original issue discount, interest rates and maturity).
     1.17 Borrower Representative.

     Each Borrower hereby designates and appoints Akorn as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests, delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
ARTICLE II.
CONDITIONS PRECEDENT
     2.1 Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions:
          (a) Loan Documents. The Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on Exhibit 2.1 (the “Closing Checklist”), each in form and substance reasonably satisfactory to the Agent;
          (b) Availability. After giving effect to the payment of all costs and expenses in connection therewith, funding of the initial Loans and issuance of the initial Letters of Credit, Availability shall be not less than $10,000,000;
          (c) Due Diligence. The Agent shall have completed its business, tax and legal due diligence, including a review of existing and potential contracts with Serum for trials related to an ANDA for Hepatitis B, a review of background checks on significant related parties, insurance review, customer and supplier calls, satisfactory regulatory review and satisfactory review of all material pending and threatened litigation or proceedings in court or any administrative forum, all with results satisfactory to Agent.
          (d) Parexel Audit. Agent and its counsel shall have completed their review of the October 2008 Parexel audit of the Borrowers as to FDA compliance status, with results satisfactory to Agent, and Agent shall have received confirmation that Borrowers have no additional FDA issues since the audited period.
          (e) Structure; Joint Ventures; Other Indebtedness. The ownership, capital, corporate, tax, organizational and legal structure of the Borrowers and their subsidiaries, the equity structure of all joint venture arrangements of the Borrowers and the terms and conditions of all other Indebtedness of each Credit Party, including without limitation subordination provisions, shall be acceptable to Agent in its sole discretion.
          (f) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all material consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the Related Transactions, which consents and approvals shall be final and non-appealable, or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.
          (g) Fees and Expenses. Borrowers shall have paid the Fees required to be paid on the Closing Date pursuant to the terms of this Agreement and the Fee Letter, and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.
          (h) EBITDA. The Borrowers shall have delivered evidence to the satisfaction of the Agent demonstrating that EBITDA of the Borrowers for the five-month period ending November 30, 2008 shall be not less than $5,750,000.
     2.2 Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
          (a) except as may be waived in writing by the Required Lenders, any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect as of such earlier date), and Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;
          (b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;
          (c) after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Credit Exposure would exceed the Maximum Revolving Loan Balance (except as provided in Section 1.1(b)); or
          (d) after giving effect to such Loan and the application of the proceeds thereof on the date of funding (including depositing such funds in a Disbursement

Account so long as cash in such Disbursement Account would not exceed (x) checks outstanding against such Disbursement Account as of that date, plus (y) amounts necessary to meet minimum balance requirements for such Disbursement Account), the aggregate cash and Cash Equivalents of Borrowers and their Subsidiaries will not exceed $5,000,000.
The request by Borrower Representative and acceptance by Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     The Credit Parties, jointly and severally, represent and warrant to the Agent and each Lender that the following are true, correct and complete:
     3.1 Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries:
          (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;
          (b) has the power and authority and all Permits to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;
          (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and
          (d) is in compliance with all Requirements of Law;
except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     3.2 Corporate Authorization; No Contravention.
          (a) The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each of the Credit Parties and each of their respective Subsidiaries of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

               (i) contravene the terms of any of that Person’s Organization Documents;
               (ii) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or
               (iii) violate any material Requirement of Law in any material respect.
          (b) Schedule 3.2 sets forth the authorized Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and, except with respect to Stock and Stock Equivalents of Akorn, free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrowers and Subsidiaries of the Borrowers, those in favor of the Agent for the benefit of the Secured Parties. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Stock and Stock Equivalents of the Subsidiaries of Akorn are owned by the Persons and in the amounts set forth on Schedule 3.2. Except as set forth on Schedule 3.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Stock and Stock Equivalents of any Credit Party other than Akorn.
     3.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance (measured as of each date this representation and warranty is given as if all performance occurred on such date) by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents and (b) those obtained or made on or prior to the Closing Date.
     3.4 Binding Effect. This Agreement and each other Loan Document and Related Agreement to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
     3.5 Litigation. Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each

Credit Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:
          (a) purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or
          (b) would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $50,000.
No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit by the IRS or other Governmental Authority or, to each Credit Party’s knowledge, any review or investigation by the IRS or other Governmental Authority concerning the violation or possible violation of any Requirement of Law.
     3.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of the Agent’s Liens on the Collateral or the consummation of the transactions contemplated by the Loan Documents. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.
     3.7 ERISA Compliance. Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

     3.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.
     3.9 Title to Properties. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property, and owns, free of all Liens other than those permitted under Section 5.1, all personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. The Property of the Credit Parties and its Subsidiaries is subject to no Liens, other than Permitted Liens. As of the Closing Date, none of the Credit Parties or their Subsidiaries own any Real Estate in fee simple other than the Eligible Real Estate.
     3.10 Taxes. All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.
     3.11 Financial Condition.
          (a) Each of (i) the audited consolidated balance sheets of the Borrowers and their Subsidiaries dated December 31, 2007 and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrowers and their Subsidiaries dated November 30, 2008 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the eleven months then ended:

     (x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and
     (y) present fairly in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
          (b) Since December 31, 2007 there has been no Material Adverse Effect.
          (c) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.
          (d) All financial performance projections delivered to the Agent represent the Borrowers’ best good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by the Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.
     3.12 Environmental Matters. Except as set forth on Schedule 3.12, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities to all Credit Parties considered as a whole, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no real property currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities to all Credit Parties considered as a whole, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any such Person and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities to all Credit Parties considered as a whole, (e) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities to all Credit Parties considered as a whole and (f) each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.
     3.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.
     3.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and each Borrower individually are Solvent.
     3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.
     3.16 Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit

Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.17 Subsidiaries. As of the Closing Date, no Credit Party has any Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.2.
     3.18 Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 3.18 and except for fees payable to the Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.
     3.19 Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Agent.
     3.20 Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to the Lenders prior to the Closing Date), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
     3.21 Foreign Assets Control Regulations and Anti-Money Laundering.
          (a) OFAC. Neither any Credit Party nor any Subsidiary of any Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

          (b) Patriot Act. Each of the Credit Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     3.22 FDA Regulatory Compliance.
          (a) Each of the Credit Parties and their Subsidiaries have all Registrations from FDA or other Governmental Authority required to conduct their respective businesses as currently conducted. Each of the Registrations is valid and subsisting in full force and effect. To the knowledge of the Credit Parties and their Subsidiaries, the FDA is not considering limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling of the products of the Credit Parties and their Subsidiaries. To the knowledge of the Credit Parties and their Subsidiaries, there is no false or misleading information or significant omission in any product application or other submission to FDA or any comparable Governmental Authority. The Credit Parties and their Subsidiaries have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the knowledge of the Credit Parties and their Subsidiaries, any third party that is a manufacturer or contractor for the Credit Parties and their Subsidiaries is in compliance with all Registrations from the FDA or comparable Governmental Authority insofar as they pertain to the manufacture of product components or products marketed or distributed by the Credit Parties and their Subsidiaries.
          (b) All products developed, manufactured, tested, distributed or marketed by or on behalf of the Credit Parties and their Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority have been and are being developed, tested, manufactured, distributed and marketed in compliance with the FDA Laws or any other applicable Requirement of Law, including, without limitation, product approval, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with FDA Laws or any other applicable Requirement of Law.
          (c) The Credit Parties and their Subsidiaries are not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority. The Credit Parties and their Subsidiaries have made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any comparable Governmental Authority.

          (d) No product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, except as set forth on Schedule 3.22, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing relating to any product; (ii) a change in the labeling of any product; or (iii) a termination, seizure or suspension of marketing of any product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened against the Credit Parties and their Subsidiaries.
     3.23 Healthcare Regulatory Compliance.
          (a) None of the Credit Parties or their Subsidiaries, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws.
          (b) None of the Credit Parties or their Subsidiaries, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the knowledge of the Borrowers, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.
          (c) None of the Credit Parties or their Subsidiaries, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001): (i) has engaged in any activity that is in violation of the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations or other federal or state laws and regulations (collectively, “Federal Health Care Program Laws”), including the following:
     (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

     (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;
     (iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (2) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;
     (iv) knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (1) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (2) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program; or
     (v) any other activity that violates any state or federal law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.
          (d) To the knowledge of the Borrowers, no person has filed or has threatened (in writing) to file against any Credit Party or any of their Subsidiaries an action under any federal or state whistleblower statute, including without limitation, under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
     3.24 Reimbursement Coding. To the extent the Credit Parties or any of their Subsidiaries provide to their customers or any other Persons reimbursement coding or billing advice regarding products offered for sale by the Credit Parties and their Subsidiaries, such advice is complete and accurate, conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Ninth Revision, Clinical Modification (ICD 9 CM), and other applicable coding systems, and the advice can be relied upon to create accurate claims for reimbursement by federal, state and commercial payors.
     3.25 HIPAA. Each of the Credit Parties and their Subsidiaries is in compliance, in all material respects, with the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party and has implemented adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance.
     3.26 Subordinated Indebtedness. The Subordination Agreement is enforceable against the holders of the Subordinated Indebtedness by the Agent and the Lenders. All Obligations constitute “Senior Debt” under the Subordination Agreement, entitled to all benefits thereof. Borrowers acknowledge that the Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the Subordination Agreement and this Section 3.26.
ARTICLE IV.
AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
     4.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrowers shall deliver to the Agent and each Lender in electronic form and in detail reasonably satisfactory to the Agent and the Required Lenders:
          (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated and consolidating balance sheets of the Borrowers and each of their Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to the Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; and
          (b) as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of each year, a copy of the unaudited consolidated and consolidating balance sheets of the Borrowers and each of their Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such quarter and for the portion of the fiscal year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
          (c) as soon as available, but not later than thirty (30) days after the end of each of the first two fiscal months of each fiscal quarter of each year, a copy of the unaudited consolidated and consolidating balance sheets of the Borrowers and each of their Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
     4.2 Certificates; Other Information. The Borrowers shall furnish in electronic form, to the Agent and each Lender:
          (a) concurrently with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), a management report, in reasonable detail, signed by the chief financial officer of the Borrower Representative, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the quarter and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements) and discussing the reasons for any significant variations from the corresponding periods or projections;
          (b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a), 4.1(b) and 4.1(c) above, (i) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 4.2(f), and (ii) a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”) certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;
          (c) promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders (except with respect to financial statements and reports sent by Wholly-Owned Subsidiaries of a Borrower to a Borrower) or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the SEC or any successor or similar Governmental Authority;
          (d) as soon as available and in any event within fifteen (15) days after the end of each calendar month, and at such other times as the Agent may reasonably require, a Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base as at the end of the most-recently ended fiscal month or as at such other date as the Agent may reasonably require;

          (e) concurrently with the delivery of the Borrowing Base Certificate, with respect to Credit Parties, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (f) concurrently with the delivery of the Borrowing Base Certificate, with respect to Credit Parties, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (g) on a monthly basis or at such more frequent intervals (but no more frequently than once per week unless a Default or Event of Default has occurred and is continuing) as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to Borrowers, including all additions and reductions (cash and non-cash) with respect to Accounts of Borrowers, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding week or the date 2 days prior to the date of any request;
          (h) at the time of delivery of each of the monthly or quarterly financial statements delivered pursuant to Section 4.1(b) or Section 4.1(c);
               (i) a reconciliation of the most recent Borrowing Base, general ledger and month-end Inventory reports of Borrowers to Borrowers’ consolidated general ledger and monthly or quarterly financial statements delivered pursuant to Section 4.1(b) or Section 4.1(c), as applicable, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
               (ii) a reconciliation of the perpetual inventory by location to Borrowers’ most recent Borrowing Base Certificate, general ledger and monthly or quarterly financial statements delivered pursuant to Section 4.1(b) or Section 4.1(c), as applicable, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
               (iii) an aging of accounts receivable and accounts payable and a reconciliation of that accounts receivable and accounts payable aging to Borrowers’ general ledger and monthly or quarterly financial statements delivered pursuant to Section 4.1(b) or Section 4.1(c), as applicable, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
               (iv) a reconciliation of the outstanding Loans as set forth in the monthly loan account statement provided by Agent to Borrowers’ general ledger and monthly or quarterly financial statements delivered pursuant to Section 4.1(b) or Section

4.1(c), as applicable, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
          (i) at the time of delivery of the quarterly financial statements delivered pursuant to Section 4.1(b) for each quarterly period, (i) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter and (ii) a report listing all new filings, and the status of all existing filings, with the FDA;
          (j) at the time of delivery of each of the annual financial statements delivered pursuant to Section 4.1(a), a listing of government contracts of Borrowers subject to the Federal Assignment of Claims Act of 1940;
          (k) upon the request of the Agent, at any time if an Event of Default shall have occurred and be continuing but otherwise not more often than once a year, the Borrowers will obtain and deliver to the Agent a report of an independent collateral auditor satisfactory to the Agent with respect to the Accounts and Inventory of the Credit Parties;
          (l) as soon as available and in any event no later than the last day of each fiscal year of the Borrower Representative (beginning with the 2009 fiscal year), board-approved projections of the Credit Parties (and their Subsidiaries’) consolidated and consolidating financial performance for the forthcoming three fiscal years on a year by year basis, and for the forthcoming fiscal year on a month by month basis;
          (m) promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;
          (n) from time to time, if the Agent determines that obtaining appraisals is necessary in order for the Agent or any Lender to comply with applicable laws or regulations, and at any time if a Default or an Event of Default shall have occurred and be continuing, the Agent may, or may require the Borrowers to, in either case at the Borrowers’ expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value of all or any portion of the real or personal property of any Credit Party or any Subsidiary of any Credit Party;
          (o) promptly upon request of Agent, copies of any compliance assessment or similar reports conducted by third parties on behalf of the Borrowers; and
          (p) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as the Agent may from time to time reasonably request.

     4.3 Notices. The Borrowers shall notify promptly the Agent and each Lender of each of the following (and in no event later than three (3) Business Days) after a Responsible Officer becoming aware thereof:
          (a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default pursuant to Sections 7.1(c) or 7.1(l) hereof;
          (b) any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;
          (c) the commencement of, or any material development in, any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect or which alleges potential violations of the securities laws, the Federal Health Care Program Laws or the FDA Laws;
          (d) any written notice that the FDA or other similar Governmental Authority is limiting, suspending or revoking any Registration, changing the market classification or labeling of the products of the Credit Parties and their Subsidiaries, or considering any of the foregoing;
          (e) any Credit Party or any of its Subsidiaries becoming subject to any administrative or regulatory action, FDA inspection, Form FDA 483 observation, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, or any product of any Credit Party or any of its Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened against the Credit Parties and their Subsidiaries;
          (f) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $1,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Loan Document or any Related Agreement;

          (g) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $500,000, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of real property, if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $500,000;
          (h) (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within 10 days, after any officer of any ERISA Affiliate knows that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;
          (i) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Agent and Lenders pursuant to this Agreement;
          (j) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;
          (k) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
          (l) the creation, establishment or acquisition of any Subsidiary;
          (m) the issuance by or to any Credit Party of any Stock or Stock Equivalent; provided, however, that no notice shall be required for issuances of up to 2,500,000 shares of common stock of Akorn, or stock options for such shares, during any calendar year pursuant to the Akorn Stock Plans;
          (n) (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect;
          (o) the receipt of any notices of default, acceleration or institution of any other right or remedy under the Subordinated Note Documents received from any holder or trustee of, under or with respect to any Subordinated Notes or in connection with the Related Transactions;
          (p) Borrower becomes aware that the Accounts owing by any Account Debtor and its Affiliates (other than AmerisourceBergen Corporation, McKesson Drug Company or Cardinal Health, Inc.) to the Borrowers and their Subsidiaries exceed twenty percent (20%) of all Accounts owing by all Account Debtors as of any date;
          (q) the execution and delivery by any Borrower after the Closing Date of any agreement or license that grants either Borrower the right to sell or market Inventory, or to use patents, trademarks or other intellectual property of third parties in connection with selling Inventory; and
          (r) the termination or expiration of the MBL Exclusive Distribution Agreement.
Each notice pursuant to this Section shall be in electronic form accompanied by (i) a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time and (ii) with respect to clauses (e), (g) or (n), copies of any response or correspondence related thereto sent or received by the Borrowers. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
     4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:
          (a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrowers’ Subsidiaries, in connection with transactions permitted by Section 5.3;
          (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
          (c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

          (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     4.5 Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     4.6 Insurance.
          (a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 12 18 ISO or its equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrowers or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash, and so long as no Default or Event of Default has occurred and is continuing, shall promptly notify Borrower Representative of such receipt and endorsement. Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require, in Agent’s commercially reasonable discretion, additional forms and limits of insurance.
          (b) Unless the Borrowers provide the Agent with evidence of the insurance coverage required by this Agreement within three Business Days after Agent’s request therefor, the Agent may purchase insurance at the Credit Parties’ expense to protect the Agent’s and Lenders’ interests in the Credit Parties’ and their Subsidiaries’ properties. This insurance may, but need not, protect the Credit Parties’ and their

Subsidiaries’ interests. The coverage that the Agent purchases may exclude coverage for claims that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrowers may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that there has been obtained insurance as required by this Agreement. If the Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other reasonable charges the Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrowers may be able to obtain on their own.
     4.7 Payment of Obligations. Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:
          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;
          (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;
          (c) all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $200,000, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness; and
          (d) the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its properties is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     4.8 Compliance with Laws.
          (a) Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          (b) Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and copies thereof shall be provided to Borrower promptly upon request.
          (c) Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by FDA (“FDA Laws”) or any comparable Governmental Authority. All products developed, manufactured, tested, distributed or marketed by or (to the extent within the control of a Credit Party or its Subsidiary) on behalf of the Credit Parties and their Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall be developed, tested, manufactured, distributed and marketed in compliance with the FDA Laws or any other Requirement of Law, including, without limitation, product approval, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting.
     4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property in connection with this Agreement to Agent and any of its Related Persons as frequently as Agent determines to be appropriate; (b) permit Agent and any of its Related Persons to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records; (c) permit Agent and its Related Persons to perform a compliance assessment not more frequently than once in any twelve-month period at Agent’s expense, unless a compliance assessment has otherwise been performed by a third party auditor acceptable to Agent during the most recently ended twelve-month period; and (d) permit Agent and its Related Persons to inspect, review, evaluate and make physical verifications and appraisals of all Accounts, Inventory, Eligible Equipment, Eligible Real Estate and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense provided the Credit Parties shall not be responsible for costs and expenses, unless an Event of Default has occurred and is continuing, more than (i) four (4) times per year with respect to Inventory Appraisals, (ii) four (4) times per year with respect to field examinations of Accounts and Inventory and (iii) one (1) time per year with respect to Equipment Appraisals and Real Estate Appraisals. Any Lender may accompany Agent in connection with any inspection at such Lender’s expense.
     4.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) first, to refinance on the Closing Date, Prior Indebtedness and then (b) to pay costs and expenses required to be paid pursuant to Section 2.1, and (c) for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.
     4.11 Cash Management Systems. On or prior to the Closing Date, Borrowers will establish and will maintain until the Revolving Termination Date, the cash management systems described in Exhibit 4.11 (the “Cash Management Systems”).
     4.12 Landlord Agreements. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent. Agent may, in its discretion, exclude from the Borrowing Base, or impose Reserves with respect to, Inventory at each such location where a landlord agreement or bailee or mortgagee wavier is not obtained.
     4.13 Further Assurances.
          (a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders, taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.
          (b) Promptly upon request by the Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries and, to the extent no 956 Impact exists, Foreign Subsidiaries to guaranty the Obligations and to cause each such Subsidiary to grant to the Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, and shall cause (x) each of its Domestic Subsidiaries to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, if a 956 Impact exists such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock and Stock Equivalents) and (y) to the extent no 956 Impact exists, each of its Foreign Subsidiaries to, pledge all of the Stock and Stock Equivalent of each of its Subsidiaries, in each instance, to the Agent, for the benefit of the Secured Parties, to secure the Obligations. In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary or, to the extent no 956 Impact exists, any Foreign Subsidiary of any Credit Party acquires any real Property, simultaneously with such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to the Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent, in form and substance satisfactory to the Agent. A “956 Impact” will be deemed to exist to the extent the issuance of a guaranty by, grant of a Lien by, or pledge of greater than two-thirds of the voting Stock and Stock Equivalents of, a Foreign Subsidiary, could reasonably be expected to result in material incremental income tax liability under Section 956 of the Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.
     4.14 Subordinated Note. No later than July 28, 2009, the Borrowers shall have either (a) repaid in full the Subordinated Note (including all interest accrued and added to the principal amount thereof), subject to compliance with Section 5.11, or

(b) obtained a written extension of the maturity of the Subordinated Note (and all interest accrued and added to the principal amount thereof) to a date no earlier than July 7, 2013.
     4.15 Licensor Consents. With respect to any agreements or licenses executed by the Borrowers after the Closing Date that would restrict the ability of Agent or its successors and assigns to sell Inventory, or to use any patents, trademarks or other intellectual property in connection with the sale of Inventory, without the consent of the licensor or other third party, the Borrowers shall use their commercially reasonable efforts to obtain written consents (in form reasonably satisfactory to Agent) from such licensors or third parties.
     4.16 Post-Closing Covenants.
          (a) No later than fifteen (15) days after the Closing Date, or such later date as Agent may in its discretion agree in writing, the Borrowers shall have complied with their obligations under paragraph (a) of Exhibit 4.11.
          (b) No later than fifteen (15) days after the Closing Date, or such later date as Agent may in its discretion agree in writing, the Borrowers shall have delivered to Agent the final zoning reports, to be substantially in the same form as the draft zoning reports delivered to Agent prior to the Closing Date.
          (c) No later than March 31, 2009, or such later date as Agent may in its discretion agree in writing, the Borrowers shall have completed all action items described in the Akorn Response to all “Observations (Major)” set forth in the Parexel Report.
ARTICLE V.
NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
     5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
          (a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);
          (b) any Lien created under any Loan Document;

          (c) Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;
          (d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
          (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;
          (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Credit Parties and their Subsidiaries not exceeding $500,000;
          (g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;
          (h) Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;
          (i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d);
          (j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

          (k) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;
          (l) licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;
          (m) Liens in favor of collecting banks arising under Section 4-210 of the UCC;
          (n) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
          (o) Liens arising out of consignment or similar arrangements for the sale of goods entered into by a Borrower or any Subsidiary of a Borrower in the Ordinary Course of Business; and
          (p) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation or exportation of goods in the Ordinary Course of Business.
     5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
          (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business;
          (b) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 50% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any fiscal year $500,000 and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent month for which financial statements have been delivered;
          (c) dispositions of Cash Equivalents; and
          (d) licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries.

     5.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to the Agent, (a) any Subsidiary of Akorn may merge with, or dissolve or liquidate into, a Borrower or a Wholly-Owned Subsidiary of a Borrower which is a Domestic Subsidiary, provided that a Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity.
     5.4 Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
          (a) Investments in cash and Cash Equivalents;
          (b) extensions of credit by any Credit Party to any other Credit Party if such extensions of credit are evidenced by notes; such notes shall be pledged to the Agent, for the benefit of the Secured Parties, and have such terms as the Agent may reasonably require;
          (c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);
          (d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
          (e) transfers of Inventory by any Borrower to any other Borrower;
          (f) contributions to the capital of any Wholly-Owned Subsidiary which is, or within 15 Business Days after such capital contribution becomes, a Credit Party; and
          (g) Investments existing on the Closing Date and set forth on Schedule 5.4.

     5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
          (a) Indebtedness incurred pursuant to this Agreement;
          (b) Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.9;
          (c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;
          (d) Indebtedness not to exceed $3,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h);
          (e) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b); and
          (f) Subordinated Indebtedness evidenced by the Subordinated Note in an aggregate principal amount not to exceed the sum of $5,000,000 plus all accrued interest added thereto in accordance with the terms of the Subordinated Note.
     5.6 Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:
          (a) as expressly permitted by this Agreement;
          (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary provided that, in the case of this clause (b), such transaction is upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and which are disclosed in writing to the Agent; or
          (c) issuances of Stock or Stock Equivalents of Akorn.
     5.7 Reserved.
     5.8 Use of Proceeds. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

     5.9 Contingent Obligations. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:
          (a) endorsements for collection or deposit in the Ordinary Course of Business;
          (b) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation with the Agent’s prior written consent, not to be unreasonably withheld;
          (c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;
          (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;
          (e) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent title insurance policies;
          (f) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder, (ii) purchasers in connection with dispositions permitted under subsection 5.2(b), (iii) directors and officers of any Borrower or its Subsidiaries and (iv) other parties to transactions entered into in the Ordinary Course of Business with any Credit Party or any of their Subsidiaries;
          (g) Contingent Obligations arising under Letters of Credit; and
          (h) Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent.
     5.10 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.
     5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any

Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that:
          (a) any Wholly-Owned Subsidiary of a Borrower may declare and pay dividends to a Borrower or any Wholly-Owned Subsidiary of a Borrower
          (b) Akorn may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents; and
          (c) Akorn may repay the Subordinated Note and all accrued interest thereon so long as (i) no Default or Event of Default shall have occurred and be continuing, or would arise as a result of such repayment and (ii) such repayment occurs on or before July 28, 2009.
     5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.
     5.13 Change in Structure. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure (including in the terms of its outstanding Stock or Stock Equivalents), or amend any of its Organization Documents in any material respect or in any respect adverse to the Agent or Lenders.
     5.14 Accounting Changes. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year or method for determining fiscal quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party.
     5.15 Amendments to Material Agreements and Subordinated Indebtedness.
          (a) No Credit Party shall and no Credit Party shall permit any of its Subsidiaries, to (i) amend, supplement, waive or otherwise modify any provision of, any Material Agreement (other than the Subordinated Note Documents) in a manner adverse to the Agent or Lenders or which would reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under any Material Agreement that would reasonably be expected to have a Material Adverse Effect.
          (b) No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any (i) Subordinated Note Documents except to the extent permitted by the Subordination Agreement or (ii) any other Subordinated Indebtedness if, with respect to this clause (ii), the effect of such amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to any Borrower any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to any Borrower the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Borrower, any of their Subsidiaries, the Agent or Lenders.
     5.16 No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any of its Subsidiaries. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired except (i) in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(h) and (i) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens and (ii) customary provisions in leases and other contracts restricting the assignment thereof.
     5.17 OFAC. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.
     5.18 Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Agent is party without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law or requirements of exchanges on which the Stock or Stock Equivalents of a Credit Party is listed, and then only after consulting with GE Capital prior thereto.

     5.19 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.
     5.20 Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.
ARTICLE VI.
FINANCIAL COVENANTS
     Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:
     6.1 Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio for the nine-month period ending March 31, 2009 or the twelve month period ending on any other date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Ratio
March 31, 2009, June 30, 2009, September 30, 2009	1.00:1.00
December 31, 2009, March 31, 2010, June 30, 2010, and September 30, 2010	1.10:1.00
December 31, 2010, March 31, 2011, June 30, 2011, and September 30, 2011	1.20:1.00
Last day of each fiscal quarter thereafter	1.25:1.00
“Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).
     6.2 Minimum EBITDA. The Credit Parties shall not permit EBITDA for the nine-month period ending March 31, 2009 or the twelve month period ending on any other date set forth below to be less than the minimum amount set forth in the table below opposite such date:

Date	Minimum EBITDA
March 31, 2009	$7,563,000
June 30, 2009	$9,585,000

Date	Minimum EBITDA
September 30, 2009	$8,498,000
December 31, 2009	$8,087,000
March 31, 2010	$12,243,000
June 30, 2010	$15,681,000
September 30, 2010	$19,402,000
December 31, 2010	$21,840,000
March 31, 2011	$24,297,000
June 30, 2011	$27,368,000
September 30, 2011	$31,054,000
December 31, 2011	$34,125,000
March 31, 2012	$33,846,000
June 30, 2012	$33,497,000
September 30, 2012	$33,079,000
December 31, 2012	$32,730,000
“EBITDA” shall be calculated in the manner set forth in Exhibit 4.2(b).
     6.3 Minimum Liquidity. The Credit Parties shall maintain Liquidity in the aggregate of at least (x) $3,500,000 at all times through and including March 31, 2010 and (y) $2,500,000 at all times thereafter. “Liquidity” shall be calculated in the manner set forth in Exhibit 4.2(b).
     6.4 Capital Expenditures. The Credit Parties shall not make or commit to make Capital Expenditures for any fiscal year (or shorter period) set forth below in excess of the amount set forth in the table below with respect to such fiscal year (or shorter period):

Fiscal Period	Capital Expenditure Limitation
2009	$10,000,000
2010	$7,500,000
2011	$5,000,000
2012	$5,000,000
; provided, however, in the event the Credit Parties do not expend the entire Capital Expenditure Limitation in any fiscal year, the Credit Parties may carry forward the unutilized portion to the immediately succeeding fiscal year. All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation and then to reduce the carry-forward from the previous fiscal year, if any. “Capital Expenditures” shall be calculated in the manner set forth in Exhibit 4.2(b).
ARTICLE VII.
EVENTS OF DEFAULT
     7.1 Event of Default. Any of the following shall constitute an “Event of Default”:

          (a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or
          (b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
          (c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.1, 4.2(b), 4.2(d), 4.3(a), 4.3(r), 4.6, 4.9, 4.14, 4.16, Article V or Article VI hereof or the Fee Letter; or
          (d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by the Agent or Required Lenders; or
          (e) Cross-Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $200,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or
          (f) Insolvency; Voluntary Proceedings. A Borrower, individually, ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i)

generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or
          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any of its Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or
          (h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) consecutive days after the entry thereof; or
          (i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or
          (k) Control. Any of the following occurs: (a) any person or group of persons (within the meaning of the Exchange Act), excluding Dr. John N. Kapoor, the

Kapoor Trust and Pequot Capital, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 30% or more of the issued and outstanding shares of capital Stock of Akorn having the right to vote for the election of directors of Akorn under ordinary circumstances; (b) either (i) Dr. John N. Kapoor and the Kapoor Trust together or (ii) Pequot Capital shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the issued and outstanding shares of capital Stock of Akorn having the right to vote for the election of directors of Akorn under ordinary circumstances; (c) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Akorn (together with any new directors whose election by the board of directors of Akorn or whose nomination for election by the Stockholders of Akorn was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (d) any Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries; or
          (l) Government Authorities. FDA or any other Governmental Authority initiates enforcement action against any Credit Party or any Subsidiary of any Credit Party that causes such Credit Party or Subsidiary to discontinue marketing any of its products and could reasonably be expected to have a Material Adverse Effect; the FDA or any other Governmental Authority issues a warning letter with respect to any manufacturing issue to any Credit Party or any Subsidiary of any Credit Party which could reasonably be expected to have a Material Adverse Effect; or any Credit Party or any Subsidiary of any Credit Party conducts a recall which could reasonably be expected to have a Material Adverse Effect; or any Credit Party or any of its Subsidiaries enters into a settlement agreement with a Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $750,000 or more, or could reasonably be expected to have a Material Adverse Effect; or
          (m) Material Adverse Effect. A Material Adverse Effect occurs; or
          (n) Invalidity of Subordination Provisions. The subordination provisions of the Subordination Agreement or any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.
     7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent may, and shall at the request of the Required Lenders:

          (a) declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be terminated, whereupon such Commitments shall forthwith be terminated;
          (b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or
          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in subsections 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Lender or the L/C Issuer.
     7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
     7.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, then the Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2 hereof), and the Borrowers shall thereupon deliver to the Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. The Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Agent’s name, for the benefit of the Agent, Lenders, and L/C Issuers, entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.
ARTICLE VIII.
THE AGENT
     8.1 Appointment and Duties.

          (a) Appointment of Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.
          (b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
          (c) Limited Duties. Under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii)

shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
     8.2 Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
     8.3 Use of Discretion.
          (a) No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
          (b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
     8.4 Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article VIII to the extent provided by the Agent.
     8.5 Reliance and Liability.
          (a) The Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
          (b) None of the Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, L/C Issuer, each Borrower and each other Credit Party hereby waive and shall not assert (and each of the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:
               (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);
               (ii) shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
               (iii) makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and
               (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer and the Borrowers hereby waive and agree not to assert (and each of the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against the Agent based thereon.
     8.6 Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders.
     8.7 Lender Credit Decision. Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Agent to the Lenders or L/C Issuers, the Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Agent or any of its Related Persons.
     8.8 Expenses; Indemnities.
          (a) Each Lender agrees to reimburse the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severably and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
          (b) Each Lender further agrees to indemnify the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severably and ratably,

from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
     8.9 Resignation of Agent or L/C Issuer.
          (a) The Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
          (b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.
          (c) Any L/C Issuer may resign at any time by delivering notice of such resignation to the Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.
     8.10 Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the release and hereby directs the Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
          (a) any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13; and
          (b) any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents (other than surviving indemnity obligations as to which no claim is then pending) and all Obligations arising under Secured Rate Contracts, that the Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to the Agent and each Indemnitee that is, or may be, owed such Obligations and (D) to the extent requested by the Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to the Agent.
Each Lender and L/C Issuer hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.
     8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24, and Section 10.1 and the decisions and actions of the Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of the Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
ARTICLE IX.
MISCELLANEOUS
     9.1 Amendments and Waivers.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders), the Borrowers and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by the Agent with the consent of all the Lenders directly affected thereby), in addition to the Required Lenders (or by the Agent with the consent of the Required Lenders), the Borrowers and acknowledged by the Agent, do any of the following:
               (i) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));
               (ii) postpone or delay any date fixed for, or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document;
               (iii) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

               (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
               (v) amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or
               (vi) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;
it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).
          (b) No amendment, waiver or consent shall, unless in writing and signed by the Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.
     9.2 Notices.
          (a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, the Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and the Agent. Transmission by electronic mail (including E-

Fax, even if transmitted to the fax numbers set forth above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.
          (b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, 1 Business Day after delivery to such courier service, (iii) if delivered by mail, three Business Days after being deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of (A) the date of such posting if posted before 6pm New York time, otherwise the following date and (B) the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System if such access is given prior to 6pm, otherwise the following date; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.
          (c) Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.
     9.3 Electronic Transmissions.
          (a) Authorization. Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
          (b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing” or a “record”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which

Agent, each Secured Party and each Credit Party, provided that it is acting in good faith, may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereof agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
          (c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.
          (d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD- PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
     9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
     9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) the Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs to the Agent, (b) the Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual regularly charged by the Agent for its examiners), (c) each of the Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.
     9.6 Indemnity.
          (a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit

Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, to the extent permitted by law, each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
          (b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.
     9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
     9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9 hereof, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.
     9.9 Assignments and Participations; Binding Effect.

          (a) This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto and the Agent and when the Agent shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII, except as provided in Section 8.9(a)), the Agent, each Lender and L/C Issuer party hereto and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of any Borrower, any other Credit Party, any L/C Issuer or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
          (b) Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender or (ii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Agent and, as long as no Event of Default is continuing, the Borrower Representative; provided, however, that (x) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans and (y) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate of any existing Lender, is of the assignor’s (together with its Affiliates) entire interest in such Facility or is made with the prior consent of the Borrower Representative and the Agent.
          (c) The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Agent an Assignment via an electronic settlement system designated by the Agent (or, if previously agreed with the Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate of such assignor Lender, and concurrently to one or more Affiliates of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 9.9(b)(iii), upon the Agent (and the Borrowers, if applicable) consenting to such Assignment (if required), from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
          (d) Subject to the recording of an Assignment by the Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
          (e) In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
          (f) In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to the Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to

Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and each Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.
     9.10 Confidentiality. Each Lender, L/C Issuer and the Agent agree to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential (the “Confidential Information”) for a period of three (3) years following the date on which this Agreement terminates in accordance with the terms hereof, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of the Confidential Information and are instructed to keep the Confidential Information confidential, (iii) to the extent the Confidential Information presently is or hereafter becomes available to such Lender, L/C Issuer or the Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials by the Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs (including the investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 and (viii) in connection with the exercise of any remedy under any Loan Document. The Agent, L/C Issuer and each Lender agrees that upon the expiration of the three (3) year period noted above, the Agent, L/C Issuer or such Lender shall destroy or return to the Borrowers the Confidential Information; provided, however that the Agent, L/C Issuer or such Lender shall be permitted to retain a copy of the Confidential Information pursuant to its record retention policy. The Agent, L/C Issuer and each Lender hereby agree to use commercially reasonable efforts to notify the Borrower promptly upon the Agent, L/C Issuer or such Lender obtaining knowledge of any unauthorized use or disclosure of the Confidential Information; provided, however that the Agent, L/C Issuer or such Lender shall not be liable for any damages as a result of failing to provide such notice. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.
Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrowers’ or any other Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrowers for review and comment prior to the publication thereof.
     9.11 Set-off; Sharing of Payments.
          (a) Right of Setoff. Each of the Agent, each Lender, each L/C Issuer and each Control Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender, such L/C Issuer or any of their respective Control Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and the Agent after any such setoff and application made by such Lender or its Control Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders, and the L/C Issuers, their Control Affiliates and the other Secured Parties may have.
          (b) Sharing of Payments, Etc. If any Lender, directly or through an Control Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Article X and such payment exceeds the amount such

Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.
     9.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
     9.13 Severability; Facsimile Signature. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.
     9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
     9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
     9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in the preparation of such documents and agreements.

     9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the other Credit Parties, the Lenders, the L/C Issuer, the Agent, and subject to the provisions of Section 8.11 hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
     9.18 Governing Law and Jurisdiction.
          (a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.
          (b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
          (c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
     9.19 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY

ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
     9.20 Entire Agreement; Release; Survival.
          (a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY OF LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
          (b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (c) (i) Any indemnification or other protection provided to any Indemnitee pursuant to Article VIII (The Agent), Section 9.5 (Costs and Expenses), Section 9.6 (Indemnity), this Section 9.20, and Article X (Taxes, Yield Protection and Illegality) of this Agreement, (ii) solely for the two (2) year time period specified therein, the provisions of Section 9.10 of this Agreement and (iii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) hereof, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

     9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.
     9.22 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any default by a Lender in its obligation to make Loans hereunder after all conditions thereto have been satisfied or waived in accordance with the terms hereof, provided such default shall not have been cured; or (iii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers may, at their option, notify the Agent and such Affected Lender (or such defaulting or non-consenting Lender, as the case may be) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to the Agent. In the event the Borrowers obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or defaulting or non-consenting Lender, as the case may be) shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.
     9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.
     9.24 Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

     9.25 Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. Each Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 2.1, to the Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that closing of the transactions contemplated by this Credit Agreement has occurred in New York.
ARTICLE X.
TAXES, YIELD PROTECTION AND ILLEGALITY
     10.1 Taxes.
          (a) Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the “Taxes”) other than for (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by Agent or any Lender to deliver the documentation required to be delivered pursuant to clause (f) below.
          (b) If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to the Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under this clause (b), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured

Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under this clause (b).
          (c) In addition, Borrowers agree to pay, and authorize the Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrowers, by making funds available to the Agent in the amount equal to any such payment, make a Swing Loan to the Borrowers in such amount, the proceeds of which shall be used by the Agent in whole to make such payment. Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrowers shall furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof.
          (d) Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Agent and such Secured Party may use any reasonable averaging and attribution methods.
          (e) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
          (f) (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and the Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
          (ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
          (iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Agent.
     10.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified the Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.

          (a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.
          (b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrowers may elect, by giving notice to such Lender through the Agent, that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.
          (c) Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
     10.3 Increased Costs and Reduction of Return.
          (a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintain any Letter of Credit, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (b) If any Lender or L/C Issuer shall have determined that:
               (i) the introduction of any Capital Adequacy Regulation;
               (ii) any change in any Capital Adequacy Regulation;

               (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
               (iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer pursuant to the order of any Governmental Authority issued after the date hereof, with any Capital Adequacy Regulation;
affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to the Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     10.4 Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
          (a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);
          (b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;
          (c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.7;
          (d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or
          (e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.
     10.5 Inability to Determine Rates. If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan, the Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.
     10.6 Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.
     10.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.
ARTICLE XI.
DEFINITIONS

     11.1 Defined Terms. The following terms are defined in the Sections or subsections referenced opposite such terms:

“956 Impact”	4.13(b)
“Additional Lender”	1.16(b)
“Affected Lender”	9.22
“Akorn”	Preamble
“Akorn NJ”	Preamble
“Borrower” and “Borrowers”	Preamble
“Borrower Representative”	1.17
“Capital Expenditures”	Exhibit 4.2(b)
“Cash Management Systems”	4.11
“Closing Checklist”	2.1(a)
“Compliance Certificate”	4.2(b)
“Concentration Account”	Exhibit 4.11
“Concentration Limit”	Exhibit 11.1(f)
“Confidential Information”	9.10
“Disbursement Account” and “Disbursement Accounts”	Exhibit 4.11
“EBITDA”	Exhibit 4.2(b)
“Eligible Accounts”	Exhibit 11.1(f)
“Eligible Inventory”	Exhibit 11.1(g)
“Event of Default”	7.1
“Exchange Act”	3.26
“FDA Laws”	4.8(c)
“Federal Healthcare Program Laws”	3.23(c)
“Fee Letter”	1.9(a)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b
“Guaranteed Obligations”	12.1
“Incremental Revolver”	1.16(a)
“Indemnified Matters”	9.5
“Indemnitee”	9.5
“L/C Reimbursement Agreement”	1.1(c)
“L/C Reimbursement Date”	1.1(c)
“L/C Request”	1.1(c)
“L/C Sublimit”	1.1(c)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Lock Box”	Exhibit 4.11
“Lock Box Account”	Exhibit 4.11
“Lock Box Bank”	Exhibit 4.11
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(b)
“Non-Funding Lender”	1.11(b)
“Notice of Conversion/Continuation”	1.6(a)
“Other Lender”	1.11(e)
“Other Taxes”	10.1(b)
“Permitted Liens”	5.1

“Relationship Bank”	Exhibit 4.11
“Register”	1.4(b)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(b)
“Revolving Loan”	1.1(b)
“Sale”	9.9(a)
“SEC”	3.26
“Settlement Date”	1.11(b)
“Taxes”	10.1(a)
“Unused Commitment Fee”	1.9(b)
In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
     “Account” means, as at any date of determination, any “account” (as such term is defined in the UCC) of any Borrower or any of its Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of a Borrower or any of its Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Borrower or such Subsidiary, as stated on the respective invoice of a Borrower or such Subsidiary, net of any credits, rebates or offsets owed to such customer.
     “Account Debtor” means the customer of a Borrower or any of its Subsidiaries who is obligated on or under an Account.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, product line or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.
     “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.
     “Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

     “Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $25,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Akorn Response” shall mean the response from Akorn, Inc. to the Parexel Report delivered to Agent prior to closing.
     “Akorn Stock Plans” shall mean the (a) Amended and Restated Akorn, Inc. 1988 Incentive Compensation Program, (b) Amended and Restated 1991 Akorn, Inc. Stock Option Plan for Directors, (c) Amended and Restated Akorn, Inc. 2003 Stock Option Plan and (d) Amended and Restated Akorn, Inc. Employee Stock Purchase Plan, each as amended, modified or restated and as in effect as of the Closing Date.
     “ANDA” means Abbreviated New Drug Application with respect to applications to the FDA for approval of certain generic drugs.
     “Applicable Margin” means:
     (a) for the period commencing on the Closing Date through April 14, 2009, (i) (x) if a Base Rate Loan, four percent (4%) per annum and (y) if a LIBOR Rate Loan, five percent (5%) per annum; and
     (b) thereafter, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the applicable Average Unused Commitment Percentage for the most recently ended fiscal quarter of Akorn, Inc. pursuant to the appropriate column under the table below:

Average Unused
Commitment Percentage	LIBOR Margin	Base Rate Margin
Less than 33.3333%	4.75%	3.75%
Greater than or equal to 33.3333% but less than 66.6666%	5.00%	4.00%
Greater than or equal to 66.6666%	5.25%	4.25%
The Applicable Margin shall be adjusted on the fifteenth day after the end of each fiscal quarter, commencing on April 15, 2009, based upon the Average Unused Commitment Percentage for such fiscal quarter. Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.
     “Approved Bank” means any commercial bank that is (a) organized under the laws of the United States, any state thereof or the District of Columbia, (b) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (c) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000.

     “Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by the Agent, in substantially the form of Exhibit  11.1(a) or any other form approved by the Agent.
     “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.
     “Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the aggregate outstanding principal balance of the Revolving Credit Exposure.
     “Average Unused Commitment Percentage” means, for any period, (a) the average outstanding Revolving Credit Exposure for such period, divided by (b) the Aggregate Revolving Loan Commitment as of the last day of such period.
     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.
     “Base Rate” means, at any time, a rate per annum equal to the highest of (a) the rate last quoted by the print version of The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if the print version of The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.5% per annum and the Federal Funds Rate, and (c) the sum of 1.0% and LIBOR determined on a daily basis for a one-month Interest Period at such time (or if such day is not a Business Day, the immediately preceding Business Day); provided, however, that Base Rate shall be subject to adjustment as contemplated in Section 1.3(e). Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate or the Federal Funds Rate.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.
     “Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of (a) 85% of the book value of Eligible Accounts; plus (b) the least of (1) 50% of the book value of Eligible Inventory valued at the lower of cost (determined on an average cost basis) or market, (2) 85% of the Net Orderly Liquidation Value of Eligible Inventory, (3) an amount such that no more than 75% of the value of the Borrowing Base is attributable to Eligible Inventory and (4) 75% of the Aggregate Revolving Loan Commitments; plus (c) 85% of the Net Orderly Liquidation Value of Eligible Equipment; plus (d) 50% of the Distressed Value of Eligible Real Estate, less (e) any Reserves established by Agent at such time.
     “Borrowing Base Certificate” means a certificate of the Borrowers, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date acceptable to the Agent in its sole discretion.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.
     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
     “Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.
     “Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.
     “Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three (3) months and (d) money market funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).
     “Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by the Agent and all Lenders.
     “Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.
     “Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to the Agent, in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Agent, Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.
     “Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Agent, executed by a landlord or mortgagee of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, Equipment or other property owned by any Credit Party.
     “Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, the Control Agreements, the Collateral Access Agreements and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or the Agent for the benefit of the Agent, Lenders and other Secured Parties now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Agent for the benefit of the Agent, Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.
     “Collection Account” means that certain account of Agent, account number 50271079 in the name of Agent at Deutsche Bank Trust Company Americas in New York, New York, ABA No. 021-001-033, or such other account as may be specified in writing by Agent as the “Collection Account.”
     “Commitment” means, for each Lender, its Revolving Loan Commitment.
     “Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment.
     “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any

Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.
     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.
     “Control Affiliate” means any Affiliate without giving effect to the third sentence of the definition of Affiliate.
     “Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.
     “Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.
     “Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
     “Credit Parties” means each Borrower and each other Person (a) which executes this Agreement as a “Credit Party,” (b) which executes a guaranty of the Obligations, (c) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (d) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.
     “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsection 5.2(a), 5.2(c) and 5.2(d), and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.
     “Distressed Value” shall mean, with respect to Eligible Real Estate, the “Go-Dark” liquidation value of the Eligible Real Estate expected to be realized assuming a three to six month sale thereof.

     “Dollars”, “dollars” and “$” each mean lawful money of the United States of America.
     “Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America.
     “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
     “Eligible Equipment” shall mean all machinery and equipment owned by the Borrowers and subject to the most recent Equipment Appraisal delivered to the Agent.
     “Eligible Real Estate” shall mean the Real Estate owned by the Borrowers in fee simple located in Decatur, Illinois consisting of two parcels located at 150 South Wyckles Road and 1222 West Grand Avenue; provided, however, that (i) no Real Estate subject to any proceedings, instituted or threatened, seeking condemnation or a taking by eminent domain or like process shall constitute “Eligible Real Estate” hereunder and (ii) no Real Estate shall constitute “Eligible Real Estate” hereunder until the Junior Mortgage (including Security Agreement, Assignment of Rents and Leases, and Fixture Filing, dated March 21, 2001), executed by Akorn, Inc. to The Northern Trust Company, filed on May 7, 2001 in the real estate records of Macon County, Illinois at Book 3056 Page 544 as document no. 1563431 (the “Northern Trust Mortgage”) has been terminated and each title policy has been endorsed to remove the Northern Trust Mortgage as an exception thereto, all to the satisfaction of Agent.
     “Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.
     “Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
     “Equipment Appraisal” means the appraisal of the Eligible Equipment of the Borrowers delivered to the Agent specifying the Net Orderly Liquidation Value of such

Eligible Equipment and performed by an independent appraiser acceptable to the Agent; if more than one such Equipment Appraisal has been conducted, then the Net Orderly Liquidation Value on any date for the Eligible Equipment of the Borrowers shall be the value determined from the most recent Equipment Appraisal that is conducted pursuant to this Agreement and the report of which is satisfactory to the Agent. The initial Equipment Appraisal shall mean the appraisal of the Eligible Equipment dated as of September 5, 2008 and performed by AccuVal Associates, Incorporated.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 302, 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate or a violation of Section 436 of the Code with respect to a Title IV Plan; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
     “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened (in writing) institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
     “Excluded Equity Issuance” means the issuance of (a) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of a Borrower to a Borrower or another Wholly-Owned subsidiary of a Borrower constituting an Investment permitted hereunder and (b) Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries.
     “E-Fax” means any system used to receive or transmit faxes electronically.
     “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
     “E-System” means any electronic system, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
     “FDA” means the United States Food and Drug Administration and any successor thereto.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.
     “Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
     “Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.
     “First Tier Foreign Subsidiary” means a Foreign Subsidiary more than fifty percent (50%) of the voting Stock (directly or through ownership of Stock Equivalents) of which are held directly by a Borrower or indirectly by a Borrower through one or more Domestic Subsidiaries.
     “Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to the Agent and Borrowers, made by the Credit Parties in favor of the Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.
     “Hazardous Materials” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
     “Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations, the principal amount of which shall be the principal component thereof determined in accordance with GAAP; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the date set forth in clause (a) of the definition of Revolving Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
     “Intellectual Property” means all rights, title and interests in or relating to intellectual property (including, without limitation, industrial property) arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet domain names, Trade Secrets and IP Licenses.
     “Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and (b) with respect to Base Rate Loans (including Swing Loans) the first day of each calendar month.
     “Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
     (a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.
     “Inventory” means “inventory” (as such term is defined in the UCC) of any Borrower or any of its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.
     “Inventory Appraisal” means the appraisal of the Eligible Inventory of the Borrowers delivered to the Agent specifying the Net Orderly Liquidation Value of such Eligible Inventory and performed by an independent appraiser acceptable to the Agent; if more than one such Inventory Appraisal has been conducted, then the Net Orderly Liquidation Value on any date for the Eligible Inventory of the Borrowers shall be the value determined from the most recent Inventory Appraisal that is conducted pursuant to this Agreement and the report of which is satisfactory to the Agent. The initial Inventory Appraisal shall mean the appraisal of the Eligible Inventory dated as of July 31, 2008 and performed by AccuVal Associates, Incorporated.
     “IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
     “IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
     “IRS” means the Internal Revenue Service of the United States and any successor thereto.
     “Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
     “L/C Issuer” means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion, in such Person’s capacity as an issuer of Letters of Credit hereunder.

     “L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.
     “Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and the Agent.
     “Letter of Credit” means documentary or standby letters of credit issued for the account of the Borrowers by L/C Issuers, and bankers’ acceptances issued by a Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.
     “Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.
     “Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
     “Liquidity Factor” shall mean (i) total cash collections divided by (ii) (A) gross revenue minus (B) dilution, calculated as of a trailing twelve month period, as determined by Agent based on the most recent field examination obtained by Agent.
     “LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination; provided, however, that in no event shall LIBOR be less than 2.75% per annum; provided, further, however, that LIBOR shall be subject to adjustment as contemplated in Section 1.3(e).
     “LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement intended as security, encumbrance, lien (statutory or otherwise) for security or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.
     “Loan” means an extension of credit by a Lender to the Borrowers pursuant to Article I hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.
     “Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Subordination Agreement and all documents delivered to the Agent and/or any Lender in connection with any of the foregoing.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
     “Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of any Credit Party or the Credit Parties and the Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than the Agent or Lenders) to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Secured Parties under any of the Collateral Documents.
     “Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 in the aggregate.
     “MBL Exclusive Distribution Agreement” means that certain Exclusive Distribution Agreement dated as of March 22, 2007 between Akorn and the University of Massachusetts, as represented by the Massachusetts Biological Laboratories and as amended, modified or supplemented from time to time.
     “Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real Property or any interest in real Property.
     “Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

     “Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.
     “Net Orderly Liquidation Value,” with respect to (a) any Inventory of the Borrowers on any date, means the orderly liquidation value of such Inventory expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all reasonable liquidation expenses, as determined from the Inventory Appraisal and (b) any Eligible Equipment of the Borrowers on any date, means the orderly liquidation value of such Eligible Equipment expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all reasonable liquidation expenses, as determined from the Equipment Appraisal.
     “Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.
     “Non-U.S. Lender Party” means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person under and as defined in Section 7701(a)(30) of the Code.
     “Note” means any Revolving Note or Swingline Note and “Notes” means all such Notes.
     “Notice of Borrowing” means a notice given by the Borrower Representative to the Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.
     “Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

     “Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary of any Credit Party, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice or otherwise on a commercially reasonable basis and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
     “Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.
     “Parexel” shall mean PAREXEL International LLC.
     “Parexel Report” shall mean the Compliance Assessment Report Executive Summary prepared by Parexel with respect to its assessment of Akorn’s Decatur, IL sterile drug manufacturing operations on October 6-10, 2008.
     “Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
     “PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.
     “Pequot Capital” shall mean Pequot Capital Management, Inc. and any fund controlled or managed by Pequot Capital Management, Inc.
     “Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

     “Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.
     “Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 11.1 hereto.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.
     “Real Estate Appraisal” means the most recent appraisal of the Eligible Real Estate of the Borrowers specifying the Distressed Value of such Eligible Real Estate and performed by an independent appraiser acceptable to the Agent. The initial Real Estate Appraisals shall mean the appraisals of the Eligible Real Estate dated as of August 29, 2008 and performed by Cushman & Wakefield of Illinois, Inc.
     “Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by any Governmental Authority (including pre-market approval applications, pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Credit Parties or their Subsidiaries immediately prior to the Closing Date, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Credit Parties and their Subsidiaries.
     “Related Agreements” means the Subordinated Note Documents.
     “Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.
     “Related Transactions” means the transactions contemplated by the Related Agreements.
     “Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
     “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b)

prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
     “Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then having more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans.
     “Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, including without limitation the FDA Laws and the Federal Health Care Program Laws.
     “Reserves” means, with respect to the Borrowing Base (a) reserves established by Agent from time to time against Eligible Accounts and Eligible Inventory pursuant to Exhibit 11.1(b), and (b) such other reserves against Eligible Accounts, Eligible Inventory or Availability that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established with respect to past due credit balances, dilution, rent and allowance for doubtful accounts and to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment, provided the amount of any such Reserve shall be determined in the Agent’s reasonable credit judgment.
     “Responsible Officer” means the chief executive officer, chief financial officer or the president of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to Notices of Borrowing, Notices of Conversion/Continuation, Swingline Requests and LC Requests, the controller.
     “Revolving Credit Exposure” means, as of any date, the aggregate principal amount of Revolving Loans, Swing Loans and Letter of Credit Obligations outstanding on such date.
     “Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans and L/C Reimbursement Obligations.)

     “Revolving Note” means a promissory note of the Borrowers payable to the order of a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.
     “Revolving Termination Date” means the earlier to occur of: (a) January 7, 2013; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.
     “Secured Party” means the Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party.
     “Secured Rate Contract” means any Rate Contract between Borrower and the counterparty thereto, which (a) has been provided or arranged by GE Capital or an Affiliate of GE Capital, or (b) the Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.
     “Secured Swap Provider” means (a) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with Borrower, or (b) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.
     “Serum” shall mean Serum Institute of India, Ltd.
     “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.
     “SSA” means the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code.
     “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.
     “Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase,

subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
     “Subordinated Indebtedness” means the Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated in right of payment to the Obligations, which shall be on terms and conditions, including subordination provisions, acceptable to the Agent, including without limitation the Indebtedness evidenced by the Subordinated Note.
     “Subordinated Lender” means the John N. Kapoor Trust dated September 20, 1989.
     “Subordinated Note Documents” means the Subordinated Note and all other documents, agreements and instruments executed in connection therewith.
     “Subordinated Note” means that certain Subordinated Promissory Note dated July 28, 2008 in the initial principal amount of $5,000,000 payable by Akorn in favor of the Subordinated Lender.
     “Subordination Agreement” means that certain Subordination Agreement dated as of even date herewith by and among the Agent, the Credit Parties and the Subordinated Lenders, as the same may be amended, restated and/or modified from time to time in accordance with the terms thereof.
     “Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.
     “Swingline Commitment” means $5,000,000.
     “Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate of any Lender) that agrees, with the approval of the Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.
     “Swingline Note” means a promissory note of the Borrower payable to the order of the Swingline Lender, in substantially the form of Exhibit 11.1(e), evidencing the Indebtedness of the Borrower to the Swingline Lender resulting from the Swing Loans made to the Borrower by the Swingline Lender.
     “Swingline Request” has the meaning specified in subsection 1.1(d)(ii).
     “Swing Loan” has the meaning specified in subsection 1.1(d)(i).

     “Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary tax returns.
     “Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
     “Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
     “Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
     “United States” and “U.S.” each means the United States of America.
     “U.S. Lender Party” means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person under and as defined in Section 7701(a)(30) of the Code.
     “Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.
     “Withdrawal Liabilities” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.
     11.2 Other Interpretive Provisions.
          (a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
          (b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
          (c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
          (d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.
          (e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
          (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
     11.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrowers shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, the Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.
     11.4 Payments. The Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by the Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than the Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
ARTICLE XII.
CROSS-GUARANTY
          12.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower (“Guaranteed Obligations”). Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,
          (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;
          (b) the absence of any action, against any Person other than such Borrower, to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;
          (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);
          (d) the insolvency of any Credit Party; or
          (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations.
          12.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.
          12.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.
          12.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are paid in full in cash and the applicable preference period has passed. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.
          12.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that such Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
          12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:
          (a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and
          (b) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.
          12.7 Contribution with Respect to Guaranty Obligations.
          (a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Obligations, termination of the Commitments and the passage of the applicable preference period, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
          (b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
          (c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.
          (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.
          (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and payment of the Obligations, the termination of the Commitments and the passage of the applicable preference period.
          12.8 Liability Cumulative. The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
[Balance of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

AKORN, INC.

By:	/s/ Jeffrey A. Whitnell

Title:	CFO

FEIN: 72-0717400

Address for notices:

1925 West Field Court Suite 300
Lake Forest, Illinois 60045
Attn: Jeff Whitnell
Facsimile: (847) 353-4936

Address for Wire Transfers:

Bank of America
135 South LaSalle Street Chicago, IL 60603 ABA# 026009593 Account #5800508409 Account Name: Akorn, Inc.
[SIGNATURE PAGE TO CREDIT AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

AKORN (NEW JERSEY), INC.

By:	/s/ Jeffrey A. Whitnell

Title:	CFO

FEIN: 36-4301474

Address for notices:

72 Veronica Avenue
Somerset, New Jersey 08873
Attn:	Jeffrey Whitnell

Facsimile: (847) 353-4936

[SIGNATURE PAGE TO CREDIT AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent, L/C Issuer, Swingline Lender and as a Lender

By:	/s/ Dennis Cloud

Title: Its Duly Authorized Signatory

Address for Notices:

General Electric Capital Corporation 500 West Monroe Chicago, IL 60661-3671 Attn: Akorn Account Manager Facsimile: (866) 388-3572

With a copy to:

General Electric Capital Corporation 2 Bethesda Metro Center Suite 600 Bethesda, MD 20814 Attn: Maryanne Courtney, Internal Counsel Facsimile: (866) 358-1754

And

King & Spalding 1180 Peachtree St NE Atlanta, GA 30309 Attn: Carolyn Alford, Esq. Facsimile: (404) 572-5128

Address for payments:

ABA No.: 021-001-033 Account Number: 50271079 Deutsche Bank Trust Company Americas New York, NY
Account Name: HH Cash Flow Collections Reference: Akorn, Inc. (HFS3010)
[SIGNATURE PAGE TO CREDIT AGREEMENT]

Schedule 1.1(b)
Revolving Loan Commitments

General Electric Capital Corporation	—	$25,000,000
Schedule 1.1(b)

EXHIBIT 1.1(c)
TO
CREDIT AGREEMENT
FORM OF LETTER OF CREDIT REQUEST
GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent under the Credit Agreement referred to below
500 West Monroe Street
Chicago, Illinois 60661
Attn: Portfolio Manager — Akorn, Inc.
                                                    ,
     Re: Akorn, Inc. and certain of its Subsidiaries (the “Borrowers”)
     Reference is made to the Credit Agreement, dated as of January 7, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Akorn, Inc., as the Borrower Representative, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as agent for the Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
     The Borrower Representative, on behalf of the Borrowers, hereby gives you notice, irrevocably, pursuant to Section 1.1(c) of the Credit Agreement, of its request for your Issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name of Beneficiary], in the amount of $                    , to be issued on                     ,                      (the “Issue Date”) with an expiration date of                     ,                     .
     The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Issue Date, both before and after giving effect to the Issuance of the Letter of Credit requested above and any Loan to be made or any other Letter of Credit to be Issued on or before the Issue Date:
     (a) except as otherwise waived in writing by the Required Lenders, the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such date;
     (b) no Default or Event of Default has occurred and is continuing; and
     (c) the aggregate outstanding amount of the Revolving Credit Exposure does not exceed the Maximum Revolving Loan Balance.

AKORN, INC., as Borrower Representative

By:
Name:
Title:

1

EXHIBIT 1.1(d)
TO
CREDIT AGREEMENT
Form of Swing Loan Request
GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent under the Credit Agreement referred to below
500 West Monroe Street
Chicago, Illinois 60661
Attn: Portfolio Manager – Akorn, Inc.
                          ,
     Re: Akorn, Inc. and certain of its Subsidiaries (the “Borrowers”)
     Reference is made to the Credit Agreement, dated as of January 7, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Akorn, Inc. as Borrower Representative, each other “Credit Party” that is a party thereto, the Lenders, L/C Issuer party thereto and General Electric Capital Corporation, as agent for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.
     The Borrower Representative on behalf of the Borrowers hereby gives you irrevocable notice pursuant to Section 1.1(e) of the Credit Agreement that it requests Swing Loans under the Credit Agreement (the “Proposed Advance”) and, in connection therewith, sets for the following information:
     A. The date of the Proposed Advance is                     , ___(the “Funding Date”).
     B. The aggregate principal amount of Proposed Advance is $                    .
          The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof both before and after giving effect to the Proposed Advance and any other Loan to be made or Letter of Credit to be issued on or before the Funding Date:
     (i) except as otherwise waived in writing by the Required Lenders, the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as though made on and as of such Funding Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date;
     (ii) no Default or Event of Default has occurred and is continuing;
     (iii) the aggregate outstanding amount of the Revolving Credit Exposure will not exceed the Maximum Revolving Loan Balance; and
     (iv) after giving effect to such Loan and the application of the proceeds thereof on the date of funding (including depositing such funds in a Disbursement Account so long as cash in such Disbursement Account would not exceed (x) checks outstanding against such Disbursement Account as of that date, plus (y) amounts necessary to meet minimum balance requirements for such Disbursement Account), the aggregate cash and Cash Equivalents of Borrowers and their Subsidiaries will not exceed $5,000,000.

Sincerely,

AKORN, INC., as the Borrower Representative

By: Name:

Title:

EXHIBIT 1.6
TO
CREDIT AGREEMENT
FORM OF NOTICE OF CONVERSION OR CONTINUATION
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent under the Credit Agreement referred to below
                          ,
Attention:
     Re: Akorn, Inc. and its Subsidiaries (the “Borrowers”)
     Reference is made to the Credit Agreement, dated as of January 7, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Akorn, Inc., as Borrower Representative, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent for the Lenders and L/C Issuers. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
     The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice, pursuant to Section 1.6 of the Credit Agreement of its request for the following:
     (a) a continuation, on                     , ___, as LIBOR Rate Loans having an Interest Period of ___ months of Revolving Loans in an aggregate outstanding principal amount of $                     having an Interest Period ending on the proposed date for such continuation;
     (b) a conversion, on                     , ___, to LIBOR Rate Loans having an Interest Period of ___ months of Revolving Loans in an aggregate outstanding principal amount of $___; and1
     (c) a conversion, on                     , ___, to Base Rate Loans, of Revolving Loans in an aggregate outstanding principal amount of $                    .

[1]	Cannot be used prior to the Syndication Completion Date.

     In connection herewith, the undersigned hereby certifies that, except as set forth on Schedule A attached hereto, no Default or Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to any Loan to be made or Letter of Credit to be Issued on or before any date for any proposed conversion or continuation set forth above.

AKORN, INC., as the Borrower Representative
By:
Name:
Title:

[SIGNATURE PAGE TO NOTICE OF CONVERSION/CONTINUATION DATED                      ___, ____]

EXHIBIT 2.1
TO
CREDIT AGREEMENT
CLOSING CHECKLIST
     The Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Agent, in form and substance satisfactory to the Agent and each Lender:
     1. this Agreement duly executed by the Borrowers;
     2. a Revolving Note for each applicable Lender and a Swingline Note for the Swingline Lender, each dated as of the Closing Date and duly executed by the Borrowers;
     3. the Guaranty and Security Agreement, duly executed by each Credit Party, together with (A) copies of UCC, Patent, Trademark, Copyright and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Agent in the Collateral, in each case as may be reasonably requested by the Agent, (B) all documents representing all securities being pledged pursuant to such Guaranty and Security Agreement and related undated powers or endorsements duly executed in blank, (C) a perfection certificate duly executed by the Borrowers, and (D) duly executed Collateral Access Agreements with respect to any Real Estate on which Collateral is stored or otherwise located, except to the extent that Agent takes a rent Reserve with respect to such Real Estate;
     4. Mortgages, duly executed by the applicable Borrower, covering all of the Eligible Real Estate, together with: (A) title insurance policies, current as-built surveys, zoning letters, flood insurance certifications and certificates of occupancy, in each case reasonably satisfactory in form and substance to Agent, in its sole discretion; (B) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Liens) on the Eligible Real Estate in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (C) an opinion of counsel in each state in which any Eligible Real Estate is located from counsel reasonably satisfactory to Agent;
     5. Trademark Security Agreements and Patent Security Agreements, each dated the Closing Date and signed by each Credit Party that owns Trademarks and/or Patents, as applicable;
     6. a copy of each Organization Document of each Credit Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Credit Party in such jurisdiction and each other jurisdiction where such

1

Credit Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);
     7. a certificate of the secretary or other officer of each Credit Party in charge of maintaining books and records of such Credit Party certifying as to (A) the names and signatures of each officer of such Credit Party authorized to execute and deliver any Loan Document, (B) the Organization Documents of such Credit Party attached to such certificate are complete and correct copies of such Organization Documents as in effect on the date of such certification (or, for any such Organization Document delivered pursuant to clause (v) above, that there have been no changes from such Organization Document so delivered) and (C) the resolutions of such Credit Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Credit Party is a party;
     8. duly executed opinions of counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, dated the Closing Date;
     9. a certificate of a Responsible Officer of the Borrower Representative to the effect that (A) each condition set forth in Section 2.2 has been satisfied, (B) there has been no material adverse change in the industry in which Borrowers operate; (C) no order, injunction or pending litigation exits in which there is a reasonable possibility of a decision that would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; and (D) each Credit Party is Solvent after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with this Agreement and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto;
     10. an initial Borrowing Base Certificate duly executed by the Borrower Representative, dated the Closing Date, reflecting information concerning Eligible Accounts, Eligible Inventory, Eligible Equipment and Eligible Real Estate of Borrowers as of a date not more than 15 days after the last day of the month that ends at least 45 days before the Closing Date.
     11. a limited scope field examination performed by the Agent verifying the information on the Borrowing Base Certificate delivered pursuant to paragraph 10 above;
     12. audited financial statements for the Borrowers and their Subsidiaries for the fiscal year ending December 31, 2007 and unaudited financial statements for the Borrowers and their Subsidiaries for the eleven months ending November 30, 2008;
     13. a pro forma balance sheet of the Borrowers and their Subsidiaries as of December 31, 2008 which gives effect to: (A) the Loans made on the Closing Date, (B) all Related Transactions and (C) any fees or expenses payable by the Borrowers or their Subsidiaries in connection therewith;

2

     14. the Subordination Agreement, duly executed by the Borrowers and the holder of the Subordinated Notes, together with certified copies of all Subordinated Note Documents;
     15. insurance certificates demonstrating that the insurance policies required by Section 4.6 are in full force and effect and have all endorsements required by such Section 4.6;
     16. Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-00 (or the current ASTM standard for Phase I environmental site assessment reports), and applicable state requirements, on all of the Real Estate, dated no more than six months prior to the Closing Date, prepared by environmental engineers reasonably satisfactory to Agent; together with such environmental review and audit reports, including Phase II reports, with respect to the Real Estate of any Credit Party as Agent shall have requested, and letters executed by the environmental firms preparing such environmental reports authorizing Agent and Lenders to rely on such reports;
     17. a Notice of Borrowing for the initial Revolving Loan, together with a letter of direction with respect to the disbursement on the Closing Date of the proceeds of the Revolving Loan, each duly executed by the Borrower Representative;
     18. a payoff letter regarding the payment in full of all Prior Indebtedness, together with releases and terminations of all Liens covering the Collateral other than Permitted Liens, or the agreement of the holder thereof, reasonably acceptable to Agent, to deliver such releases and terminations promptly following receipt of the amount stated therein;
     19. a certified copy of the Akorn Response to the Parexel Report; and
     20. such other certificates, documents and agreements respecting any Credit Party as Agent may reasonably request.

3

EXHIBIT 4.2(b)
COMPLIANCE CERTIFICATE
Akorn, Inc.
Date:                     , 20___
     This Compliance Certificate (this “Certificate”) is given by Akorn, Inc., a Louisiana corporation (the “Borrower Representative”), pursuant to subsection 4.2(b) of that certain Credit Agreement dated as of January 7, 2009 among Borrower Representative, Akorn (New Jersey), Inc. (together with Borrower Representative, the “Borrowers”), the other Credit Parties party thereto, General Electric Capital Corporation, as administrative agent (in such capacity, “Agent”), as L/C Issuer and as a Lender, and the additional Lenders party thereto (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
     The officer executing this Certificate is a Responsible Officer of the Borrower Representative and as such is duly authorized to execute and deliver this Certificate on behalf of Borrowers. By executing this Certificate, such officer hereby certifies to Agent, Lenders and L/C Issuer, on behalf of Borrowers, that:
          (a) the financial statements delivered with this Certificate in accordance with subsection 4.1(a), 4.1(b) and/or 4.1(c) of the Credit Agreement are correct and complete in all material respects and fairly present, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrowers and their Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);
          (b) to the best of such officer’s knowledge, each Credit Party and each of their Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by them, and such officer had not obtained knowledge of any Default or Event of Default [except as specified on the written attachment hereto];
          (c) Exhibit A hereto is a correct calculation of each of the financial covenants contained in Article VI of the Credit Agreement; and
          (d) since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:
               (i) changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:                                                             ;

               (ii) acquired the assets of, or merged or consolidated with or into, any Person, except as follows:                                                   ; or
               (iii) changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows:                                                                                                      .
     IN WITNESS WHEREOF, Borrower Representative has caused this Certificate to be executed by one of its Responsible Officers this ___ day of                     , 20___.

AKORN, INC., as Borrower Representative

By: Its:

Note: Unless otherwise specified, all financial covenants are calculated for Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

EXHIBIT A TO EXHIBIT 4.2(b)
COMPLIANCE CERTIFICATE
Covenant 6.1 Fixed Charge Coverage
Fixed Charge Coverage is defined as follows:

EBITDA (as defined below) for the applicable period of measurement	$

Fixed Charges is defined as the sum of the following, without duplication:

Cash Interest Expense:

Gross interest expense for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for the Borrowers and their Subsidiaries on a consolidated basis
$

Plus: Scheduled principal payments of Indebtedness during such period, including without limitation with respect to any Capital Leases, but excluding the repayment of the Prior Indebtedness and the repayment of the Subordinated Note to the extent permitted under Section 5.11(c).

Plus: Taxes on or measured by income paid or payable in cash during such period

Plus: Other Restricted Payments paid in cash during such period (excluding dividends from Subsidiaries of the Borrowers to the Borrowers or other Subsidiaries of the Borrowers)

Plus: The aggregate of all expenditures and other obligations for the applicable period ending on the last day of the month covered by such financial statements which should be capitalized under GAAP (“Capital Expenditures”), excluding Capital Expenditures financed by third parties, but including Capital Expenditures financed by drawings under the Revolving Loan Commitments.

Fixed Charges for the applicable period of measurement:	$

Fixed Charge Coverage (EBITDA divided by Fixed Charges)

Required Fixed Charge Coverage

In Compliance	Yes/No

Covenant 6.2 Minimum EBITDA
EBITDA is defined as follows:

Net income (or loss) for the applicable period of measurement of Borrowers and their Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of a Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of a Borrower’s Subsidiaries or that Person’s assets are acquired by a Borrower or a Borrower’s Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of the Borrowers and their Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other extraordinary or non-recurring gains or losses of the Borrowers or their Subsidiaries, and related tax effects in accordance with GAAP;
$

Less: To the extent not previously deducted in the calculation of Net Income, all research and development expenditures, including without limitation all payments made or required to be made under development funding agreements or similar agreements with third parties

Plus: All amounts deducted in calculating net income (or loss) for depreciation or amortization for such period

Plus: Interest expense (less interest income) deducted in calculating net income (or loss) for such period

Plus: All accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period

A-2

Plus: All non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period, including, without limitation, any non-cash loss or expense due to the application of FAS No. 106 regarding post-retirement benefits, FAS No. 133 regarding hedging activity, FAS No. 142 regarding impairment of good will, FAS No. 150 regarding accounting for financial instruments with debt and equity characteristics and non-cash expenses deducted as a result of any grant of Stock or Stock Equivalents to employees, officers or directors, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts and Inventory,

Plus: Fees and expenses paid to Agent and Lenders in connection with the Loan Documents, to the extent deducted in calculating net income (or loss) for such period

EBITDA for the applicable period of measurement:	$

Required Minimum EBITDA	$

In Compliance	Yes/No

A-3

Covenant 6.3 Minimum Liquidity
For purposes of Covenant 6.3, Liquidity is defined as follows:

The “Borrowing Base” (as calculated pursuant to the Borrowing Base Certificate) then in effect from time to time	$

Less: Such Reserves as may be imposed by Agent in its reasonable credit judgment but not reflected in the Borrowing Base Certificate	$

Plus: Available cash and Cash Equivalents in bank accounts and investment accounts in which the Agent has a first priority perfected Lien	$

Less: The aggregate outstanding principal amount of the Revolving Credit Exposure:	$

Liquidity as of the date of measurement	$

Required Minimum Liquidity	$

In Compliance	Yes/No

Covenant 6.4 Maximum Capital Expenditures
For purposes of Covenant 6.4, Capital Expenditures are defined as follows:

The aggregate of all expenditures and obligations, for the relevant test period set forth in Section 6.4 of the Credit Agreement, which should be capitalized under GAAP	$

Less: Net Proceeds from Dispositions and/or Events of Loss which Borrower is permitted to reinvest pursuant to subsection 1.8(c) and which are included above

Less: To the extent included above, expenditures financed with cash proceeds from Excluded Equity Issuances

Capital Expenditures

Permitted Capital Expenditures (including carry forward of $______ from prior period)

In Compliance	Yes/No

EXHIBIT B TO EXHIBIT 4.2(b)
COMPLIANCE CERTIFICATE
Calculation of Cash Flow

EBITDA for the applicable period of measurement	$

Less: Unfinanced Capital Expenditures, which is defined as follows:

The aggregate of all expenditures and other obligations for the twelve month period ending on the last day of the month covered by such financial statements which should be capitalized under GAAP (“Capital Expenditures”)

Less: To the extent included above, expenditures financed with cash proceeds from Excluded Equity Issuances

Capital Expenditures

Less: Portion of Capital Expenditures financed under Capital Leases or other Indebtedness (Indebtedness, for this purpose, does not include drawings under the Revolving Loan Commitment)

Unfinanced Capital Expenditures (used in calculation of Cash Flow)

Cash Flow (used in calculation of Fixed Charge Coverage)	$

B-1

EXHIBIT 4.11
CASH MANAGEMENT SYSTEM
     The Borrowers shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:
     (a) Each Credit Party shall, and shall cause each depository to, and each Borrower shall, and shall cause each securities intermediary or commodities intermediary, to enter into Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person, as the case may be (other than any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts) not later than fifteen days after the Closing Date, or such later date as Agent may in its discretion agree in writing, with respect to such accounts maintained as of the Closing Date and upon formation with respect to any such account opened after the Closing Date. Each Credit Party shall deliver to Agent with such Control Agreements such legal opinions and other diligence as Agent shall reasonably request.
     (b) On or before the Closing Date, Borrowers shall have established a concentration account in their name into which the proceeds of the Lockbox Account will be transferred (the “Concentration Account”) at an Approved Bank. On or before the Closing Date and thereafter, until the Revolving Termination Date, Borrowers shall establish and maintain a lock box (a “Lock Box”) and an associated lockbox account (each a “Lockbox Account”) with an Approved Bank (the “Lockbox Bank”), subject to the provisions of this Agreement and shall execute with the Lockbox Bank a lockbox agreement in such form as may be reasonably acceptable to Agent. Borrowers shall direct their respective Account Debtors to make payments on all Accounts into such Lock Box for deposit into such Lockbox Account, and Borrowers shall cause all funds deposited into such Lockbox Account to be immediately transferred (but in all events within two (2) Business Days of such deposit) to the Concentration Account or to such other deposit account maintained by Agent as determined by Agent in its sole discretion by written notice to Borrowers and the Lockbox Bank.
     (c) Borrowers shall deposit, and cause their respective Subsidiaries to deposit or cause to be deposited, promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made or received in respect of any Collateral that have not been delivered to a Lock Box (without implying that such is permitted under the Credit Agreement) into the Concentration Account.
     (d) From and after the Closing Date, each Borrower may maintain, in such Borrower’s name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at an Approved Bank into which Agent shall, from time to time, deposit proceeds of Revolving Loans made to such Borrower pursuant to Section 1.1 for use by such Borrower in accordance with the provisions of Section 4.10.

1

     (e) Unless otherwise agreed by Agent, each Control Agreement for the Concentration Account and each Disbursement Account shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable deposit account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such deposit account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) (A) with respect to banks at which a Lockbox Account is maintained, such bank agrees to forward immediately all amounts in each Lockbox Account to the Concentration Account and (B) with respect to the Concentration Account, the applicable bank agrees to forward all amounts received in the Concentration Account to the Collection Account through sweeps from the Concentration Account on each Business Day into the Collection Account. So long as any Loan remains outstanding, Borrowers shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts for (10) consecutive days (or if an Event of Default exists, at any date of determination) in excess of checks outstanding against such deposit accounts as of that date, plus amounts necessary to meet minimum balance requirements for such deposit accounts.
     (f) So long as no Event of Default has occurred and is continuing, Borrowers may add or replace a Lockbox Account, Concentration Account or any Disbursement Account with an Approved Bank, provided that concurrently with the opening of such account or Lock Box, Borrowers and such Approved Bank shall have executed and delivered to Agent a Control Agreement. Borrowers shall close any of its deposit accounts (and establish replacement deposit accounts in accordance with the foregoing sentence) promptly following the date on which any bank at which a deposit account is located that is, or is required to be, subject to a Control Agreement first fails to constitute an Approved Bank.
     (g) The Lock Boxes, Lockbox Accounts, Disbursement Accounts and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which, Borrowers and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and the other Secured Parties, pursuant to the Guaranty and Security Agreement.
     (h) All amounts transferred to the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and if applicable, the Fee Letter and shall be applied (and allocated) by Agent in accordance with Sections 1.10 and 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account. After application of any amounts transferred to the Collection Account in accordance with Sections 1.10 and 1.11, excess amounts shall be returned to the Disbursement Account.

2

EXHIBIT 11.1(a)
TO
CREDIT AGREEMENT
FORM OF ASSIGNMENT
     This ASSIGNMENT, dated as of the Effective Date, is entered into between                      (“the Assignor”) and                      (“the Assignee”).
     The parties hereto hereby agree as follows:

Borrowers:	Akorn, Inc., a Louisiana corporation and Akorn (New Jersey), Inc., an Illinois corporation (the “Borrowers”)

Agent:	General Electric Capital Corporation, as agent for the Lenders and L/C Issuers (in such capacity and together with its successors and permitted assigns, the “Agent”)

Credit Agreement:	Credit Agreement, dated as of January 7, 2009, among the Borrowers, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and the Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	, ___][2]

Effective Date:	, ___[3]

[2]	Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.

[3]	To be filled out by Agent upon entry in the Register.

1

	Aggregate amount of	Aggregate amount of
Revolving Loan/	Commitments or	Commitments[4] or
Commitment	principal amount of	principal amount of
Assigned	Loans for all Lenders[5]	Loans Assigned[5]	Percentage Assigned[6]
	$	$	__.____	%

	$	$	__.____	%

	$	$	__.____	%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

[4]	Include Revolving Loans and interests, participations and obligations to participate in Letter of Credit Obligations.

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[6]	Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitment or Loans in the Facility. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.
ASSIGNMENT
FOR AKORN, INC. CREDIT AGREEMENT

2

     Section 1. Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).
     Section 2. Representations, Warranties and Covenants of Assignors. Assignor (a) represents and warrants to Assignee and the Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims and (iii) by executing signing and delivering this assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is a duly authorized signatory for the Assignor and is authorized to execute, sign and deliver this agreement, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loans and Commitments, the percentage of the Loans and Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Agent exchange such Notes for new Notes in accordance with Section 1.2 of the Credit Agreement.
     Section 3. Representations, Warranties and Covenants of Assignees. Assignee (a) represents and warrants to Assignor and the Agent that (i) it has full power and authority, and has taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is [not] an Affiliate of ___, a Lender and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by the Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is a duly authorized signatory for the Assignor and is authorized to execute, sign and deliver this Agreement (b) appoints and authorizes the Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed
ASSIGNMENT
FOR AKORN, INC. CREDIT AGREEMENT

3

appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Agent, any L/C Issuer, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 9.10 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 9.9 of the Credit Agreement and (h) to the extent required pursuant to Section 10.2(f) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN, W-8IMY or W-9 and, if applicable, a portfolio interest exemption certificate.
     Section 4. Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 9.9 of the Credit Agreement, the Borrowers, this Assignment (including its attachments) will be delivered to the Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Agent and (ii) the recording of this Assignment in the Register. The Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.
     Section 5. Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.
     Section 6. Distribution of Payments. On and after the Effective Date, the Agent shall make all payments under the Loan Documents in respect of each Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.
     Section 7. Miscellaneous. (a) The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.
     (b) On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignor, Assignee, the Agent and their Related Persons and their successors and assigns.
     (c) This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.
ASSIGNMENT
FOR AKORN, INC. CREDIT AGREEMENT

4

     (d) This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     (e) Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.
ASSIGNMENT
FOR AKORN, INC. CREDIT AGREEMENT

5

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR] as Assignor
By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee
By:
Name:
Title:

Lending Office for Eurodollar Rate Loans:

[Insert Address (including contact name, fax number
and e-mail address)]

Lending Office (and address for notices)
            for any other purpose:

[Insert Address (including contact name, fax number
and e-mail address)]

[SIGNATURE PAGE FOR ASSIGNMENT FOR AKORN, INC. CREDIT AGREEMENT]

ACCEPTED and AGREED
this ___ day of ___:
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent

By:	Name:
Title:

AKORN, INC.[7]

By:

Name:
Title:

AKORN (NEW JERSEY), INC.[7]

By:

Name:
Title:

[7]	Include only if required pursuant to Section 9.9 of the Credit Agreement.

[7]	Include only if required pursuant to Section 9.9 of the Credit Agreement.
[SIGNATURE PAGE FOR ASSIGNMENT FOR AKORN, INC. CREDIT AGREEMENT]

EXHIBIT 11.1(b)
FORM OF BORROWING BASE CERTIFICATE

Accounts Receivable per Aging as of XX/XX/XX	—
Ineligibles
Payments in-transit (Unapplied Cash)	—
Cash Discounts reserve	—
Chargebacks reserve	—
Rebates/Distribution Fee reserve	—
Special Pricing Reserve	—
Foreign A/R	—
Government A/R	—
Deduct for Customer A/P due (Contra)	—
Past Due balance > 60 days	—
Cross-age (>50% past due)	—
AR Balance Exceeding Concentration Limit	—
Other	—

Total Ineligibles	—

Preliminary Eligible AR	—
Liquidity Factor

Adjusted Eligible Accounts Receivable	—
Advance Rate	85.0%

Adjusted Eligible Accounts Receivable	—
Past Due Credit Balances	—

Available Accounts Receivable	—

Inventory per balance sheet as of XX/XX/XX	—
Reconciling Items
N/A	—

TOTAL	—
Inventory per GL sheet as of XX/XX/XX	—
Reconciling Items
WIP	—
Inventory in-transit	—
Other	—

TOTAL	—
Inventory per perpetual as of XX/XX/XX	—
Ineligibles
Components	—
Akron Strides Inventory — JV Inventory	—
Raw Materials	—
Expired Products	—
Product with Expiration < 6 months	—
FG Under Quarantine	—
Obsolete/Slow Moving	—
Product Net Realizable Value Reserve	—
Inventory Without License Consent	—
Other	—

Total Ineligible	—

Eligible Inventory	—
NOLV %	66.0%

NOLV of Eligible Inventory	—
Advance Rate	85.0%

Available Inventory	—

OR
Eligible Inventory	—
Advance Rate	50.0%

Available Inventory	—

Lesser of NOLV @ 85% or 50% Advance Rate (Capped @ 75% of Total Availability)	—
Less: Three-Month Rent Reserve (if applicable)	—

Net Available Inventory	—

NOLV M&E	—
Advance Rate	85.0%

Available M&E	—

Real Estate	—
Advance Rate	50.0%

Available Real Estate	—

Borrowing Base	—
Lesser of Borrowing Base or Aggregate Revolving Loan Commitment	—
Availability Block through March 31, 2010	5,500
Maximum Revolving Loan Balance(1)	—
Less Outstanding Revolver as of XX/XX/XX	—

Excess Availability Before Loan Request	—

Borrower Requests a Loan in the Amount of	—
New Loan Balance	—

Remaining Availability	—

(1)	Limited to $5MM until receipt of Control Agreement(s) per Section 1.1 of Credit Agreement
This certificate is given by the undersigned, being the Chief Financial Officer of Akorn, Inc., a Louisiana corporation (“Borrower Representative”), pursuant to Section 4.2(d) of that certain Credit Agreement, dated as of January 7, 2009, among the Borrowers, the financial institutions party thereto from time to time as Lenders and General Electric Capital Corporation, a Delaware corporation, as Agent, L/C Issuer, and as a Lender (as amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
I am the Chief Financial Officer and a Responsible Officer of the Borrower Representative and as such am duly authorized to execute and deliver this certificate on behalf of the Borrowers. By executing this certificate I hereby certify, in my capacity as Chief Financial Officer, to Agent and Lenders that:
(a) Provided herein is a calculation of the Borrowing Base for the Borrowers as of the above date;
(b) based on the Borrowing Base, Availability as of the above date is: $
IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of this ___ day of ___, 20___.
Signature:
Name:
Title:

EXHIBIT 11.1(c)
TO
CREDIT AGREEMENT
FORM OF NOTICE OF BORROWING
GENERAL ELECTRIC CAPITAL CORPORATION
as Agent under the Credit Agreement referred to below
                          ,
Attention:
     Re: Akorn, Inc. and certain of its Subsidiaries (the “Borrowers”)
     Reference is made to the Credit Agreement, dated as of January 7, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Akorn, Inc. as Borrower Representative, the other Credit Parties, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as agent for such Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
     The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice, pursuant to Section 1.5 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:
     THE DATE OF THE PROPOSED BORROWING IS                     , ___(THE “FUNDING DATE”).
     THE AGGREGATE PRINCIPAL AMOUNT OF REQUESTED REVOLVING LOANS IS $                    , OF WHICH $                     CONSISTS OF BASE RATE LOANS AND $                     CONSISTS OF LIBOR RATE LOANS HAVING AN INITIAL INTEREST PERIOD OF                      MONTHS.
     The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Funding Date, both before and after giving effect to the Proposed Borrowing and any other Loan to be made or Letter of Credit to be Issued on or before the Funding Date:
     1. except as otherwise waived in writing by the Required Lenders, the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such date;

     2. no Default or Event of Default has occurred and is continuing;
     3. the aggregate outstanding amount of the Revolving Credit Exposure will not exceed the Maximum Revolving Loan Balance; and
     4. after giving effect to such Loan and the application of the proceeds thereof on the date of funding (including depositing such funds in a Disbursement Account so long as cash in such Disbursement Account would not exceed (x) checks outstanding against such Disbursement Account as of that date, plus (y) amounts necessary to meet minimum balance requirements for such Disbursement Account), the aggregate cash and Cash Equivalents of Borrowers and their Subsidiaries will not exceed $5,000,000.

AKORN, INC., as the Borrower Representative
By:
Name:
Title:

EXHIBIT 11.1(d)
TO
CREDIT AGREEMENT
FORM OF REVOLVING LOAN NOTE

Lender: [NAME OF LENDER] Principal Amount: $	New York, New York , 20___
     FOR VALUE RECEIVED, the undersigned, AKORN, INC., a Louisiana corporation and AKORN (NEW JERSEY), INC. (the “Borrowers”), hereby promise to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrowers, payable at such times and in such amounts as are specified in the Credit Agreement.
     The Borrowers promise to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrowers.
     Both principal and interest are payable in Dollars to General Electric Capital Corporation, as Agent, at the address set forth in the Credit Agreement, in immediately available funds.
     This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of January 7, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the other Credit Parties party thereto, the Lenders and the L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent for the Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
     The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrowers resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.
     This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.20 (Waiver of Jury Trial) and 11.2 (Other Interpretive Provisions) thereof.
     This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

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     This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
[$                    ] REVOLVING LOAN NOTE
OF AKORN, INC. FOR THE BENEFIT OF [NAME OF LENDER]

2

     IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

AKORN, INC.

By:
Name:
Title:

AKORN (NEW JERSEY), INC.

By:

Name:
Title:

EXHIBIT 11.1(e)
TO
CREDIT AGREEMENT
FORM OF SWINGLINE NOTE
New York, New York

Swingline Lender: General Electric Capital Corporation Principal Amount: $5,000,000	, 2009
     FOR VALUE RECEIVED, the undersigned, AKORN, INC., a Louisiana corporation and AKORN (NEW JERSEY), INC., an Illinois corporation (the “Borrowers”), hereby promise to pay to the order of the Swingline Lender set forth above (the “Swingline Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Swingline Loans (as defined in the Credit Agreement referred to below) of the Swingline Lender to the Borrowers, payable at such times and in such amounts as are specified in the Credit Agreement.
     The Borrowers promise to pay interest on the unpaid principal amount of the Swingline Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrowers.
     Both principal and interest are payable in Dollars to General Electric Capital Corporation, as Agent, at the address set forth in the Credit Agreement, in immediately available funds.
     This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of January 7, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the other Credit Parties party thereto, the Lenders, the L/C Issuer, the Swingline Lender and General Electric Capital Corporation, as administrative agent for the Lenders and L/C Issuer. Capitalized terms used herein without definition are used as defined in the Credit Agreement.
     The Credit Agreement, among other things, (a) provides for the making of Swing Line Loans by the Swingline Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrowers resulting from such Swingline Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.
     This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial) and 11.2 (Other Interpretive Provisions) thereof.

     This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.
     This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
[Remainder of page intentionally left blank;
signature page follows]

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     IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

AKORN, INC., a Louisiana corporation

By: Name:

Title:

AKORN (NEW JERSEY), INC., an Illinois corporation

By:

Name:

Title:

EXHIBIT 11.1(f)
ELIGIBLE ACCOUNTS
     “Eligible Accounts” shall mean all Accounts of the Borrowers reflected as accounts receivable on the Borrowers’ balance sheet (as of the date above), but solely to the extent of the unpaid portion of the obligations stated on the respective invoices issued to a customer of a Borrower with respect to inventory sold and shipped or services performed in the ordinary course of business, net of any credits, rebates, distribution fees, cash discounts, offsets, special pricing or chargebacks owed by such Borrower to the respective customer, excluding all Ineligible Accounts, multiplied by the Liquidity Factor
“Ineligible Accounts” shall mean, without duplication,
(a) Accounts that do not arise from the sale of goods or the performance of services by Borrowers in the ordinary course of their business or accounts arising from the sale of goods that have been returned;
(b) Accounts (i) upon which a Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
(c) Any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, to the extent of the amount disputed;
(d) Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for product sold to or services rendered and accepted by the applicable Account Debtor;
(e) Accounts with respect to which an invoice, in Borrowers’ standard form previously approved by Agent or in another form reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;
(f) Accounts that (i) are not owned by a Borrower or (ii) are subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;

(g) Accounts that arise from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;
(h) Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and Borrowers, if necessary or desirable, have complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;
(i) Accounts that are the obligations of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent as to form, amount and issuer, or Agent has otherwise waived in writing the requirement to deliver a letter of credit with respect to such Account;
(j) Accounts to the extent any Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to any Borrower or any Subsidiary thereof but only to the extent of the potential offset;
(k) Accounts that arise with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
(l) Accounts that are in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:
(i)	the Account is not paid within the earlier of: 60 days following its due date or 90 days following its original invoice date;

(ii)	the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)	a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
(m) Accounts that are the obligations of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Exhibit 11.1(f);

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(n) Accounts as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;
(o) Accounts as to which any of the representations or warranties in the Loan Documents are untrue;
(p) Accounts that are evidenced by a judgment, Instrument or Chattel Paper;
(q) Accounts to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment, following prior notice of such limit by Agent to Borrowers;
(r) Accounts to the extent that such Account, together with all other Accounts owing to such Account Debtor and its Affiliates as of any date of determination exceed 10% of all Eligible Accounts (the “Concentration Limit”); provided, however, that so long as any of the following Account Debtors have a credit rating of at least BB+/Ba1, or such other level as Agent may agree in writing from time to time, from S&P or Moody’s assigned to their senior, unsecured long-term debt securities, the Concentration Limit for such Account Debtor shall be as set forth below;

Concentration
Account Debtor	Limit
AmerisourceBergen Corporation	25% of all Eligible Accounts
McKesson Drug Company	25% of all Eligible Accounts
Cardinal Health, Inc.	30% of all Eligible Accounts
provided, further, however, that so long as Henry Schein, Inc. owns at least 51% of GIV and either (i) the trailing four quarter profit of Henry Schein, Inc. is at least $50,000,000 or (ii) GIV has no past due Accounts, then the Concentration Limit for GIV shall be 30% of all Eligible Accounts.
(s) Accounts that are payable in any currency other than Dollars; or
(t) Accounts that are otherwise unacceptable to Agent in its reasonable credit judgment of which Borrower has been provided written notice.

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EXHIBIT 11.1(g)
ELIGIBLE INVENTORY
     “Eligible Inventory” shall mean Inventory owned by a Borrower and located in the United States of America (as of the date above, including adequate reserves for obsolete, slow-moving or excess quantities), excluding all Ineligible Inventory.
“Ineligible Inventory” shall mean, without duplication,

(a) Inventory that is not owned by a Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders;
(b) Inventory that (i) is not located on premises owned, leased or rented by Borrowers and set forth on Schedule IV to the Guaranty and Security Agreement, (ii) is stored at a leased location, unless Agent has given its prior consent thereto and unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent or Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;
(c) Inventory that is placed on consignment or is in transit, except Inventory in transit between domestic locations of Borrowers as to which Agent’s Liens have been perfected at origin and destination;
(d) Inventory that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;
(e) Inventory that is slow moving, excess, discontinued, quarantined, expired, shopworn, seconds, damaged, obsolete, unmerchantable, defective, used, unfit for sale, having an expiration of less than six months, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category, quantity, and/or failure to meet applicable customer specifications or acceptance procedures; or which does not comply with the rules or regulations of the United States Food and Drug Administration or any similar regulatory body located in the jurisdiction in which such Inventory is held for sale; or which is the subject of a recall;

(f) Inventory that consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory, raw materials or replacement parts;
(g) Inventory that consists of goods which have been returned by the buyer;
(h) Inventory that is not of a type held for sale in the ordinary course of business of Borrowers;
(i) Inventory that is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders subject to Permitted Liens;
(j) Inventory that breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;
(k) Inventory that consists of any costs associated with “freight-in” charges;
(l) Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
(m) Inventory that is not covered by casualty insurance maintained in accordance with the Loan Documents;
(n) Inventory that is otherwise unacceptable to Agent in its reasonable credit judgment; or
(o) Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies).

2